Exhibit 10.4

LEASE

KILROY OYSTER POINT

KR OYSTER POINT II, LLC,

a Delaware limited liability company,

as Landlord,

and

OLEMA PHARMACEUTICALS, INC.,

a Delaware corporation,

as Tenant.

[Olema Pharmaceuticals, Inc.] [Kilroy Oyster Point] [365 Oyster Point Blvd.]

EXHIBITS

EXHIBIT A-1 OUTLINE OF PREMISES
EXHIBIT A-2 OUTLINE OF PROJECT AND PROJECT PHASES
EXHIBIT A-3 BAY TRAIL OWNERSHIP MAP

EXHIBIT B WORK LETTER

EXHIBIT C NOTICE OF LEASE TERM DATES

EXHIBIT D RULES AND REGULATIONS

EXHIBIT E FORM OF TENANT'S ESTOPPEL CERTIFICATE

EXHIBIT F EXTENSION OPTION

EXHIBIT G ENVIRONMENTAL QUESTIONNAIRE

EXHIBIT H EXISTING UNDERLYING DOCUMENTS

EXHIBIT I RIGHT OF FIRST OFFER

(i)	[Olema Pharmaceuticals, Inc.] [Kilroy Oyster Point] [365 Oyster Point Blvd.]

LEASE

This Lease (the "Lease"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information below (the "Summary"), is made by and between KR OYSTER POINT II, LLC, a Delaware limited liability company ("Landlord"), and OLEMA PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"). The Tenant originally named in the foregoing sentence may be referred to in this Lease as the "Original Tenant".

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. "Effective Date":	April 27, 2026.
2. Premises; Building; Project: (Article 1)
2.1 "Premises":

An aggregate of 38,176 rentable square feet of space, consisting of (i) 25,048 rentable square feet of space located on the fourth (4th) floor of the Building and commonly known as Suite 400 ("Phase I Premises"), and (ii) 13,128 rentable square feet of space located on the fifth (5th) floor of the Building and commonly known as Suite 525 ("Phase II Premises"), each as further depicted on Exhibit A to this Lease and described in Section 1.1.1 below. The Phase I Premises and the Phase II Premises are each a "Phase".

2.2 "Building":

That certain building commonly known as "Building F" with the street address of 365 Oyster Point Blvd., South San Francisco, California. The Building contains approximately 272,333 rentable square feet of space.

2.3 "Project":

That certain project within the area depicted on Exhibit A‑2 attached hereto (the "Project") commonly known as "Oyster Point" located in South San Francisco, California, which is comprised of (i) up to five (5) phases each as depicted on Exhibit A‑2 attached hereto (each, a "Project Phase"), (ii) the buildings and improvements within each Project Phase, comprised of (a) the three (3) buildings and improvements located in Project Phase 2 (i.e., the Building (as defined herein), Parking Facilities (as defined herein), and Building D and Building E (each as defined herein)) each as depicted on Exhibit A‑2 attached hereto (Building D and Building E of Project Phase 2 are, together, the "Other Phase Buildings"); and (b) the other buildings and improvements located within the other Project Phases which are not owned by Landlord (the "Other Project Buildings"), (iii) any outside plaza areas, walkways, driveways, courtyards, public and private streets (including New Oyster Point Boulevard and Marina Boulevard), the Bay Trail (as defined in Section 1.1.4, below), parking areas, and shuttle stops, transportation facilitation areas and other improvements, amenities and facilities, as depicted on Exhibit A‑2 attached hereto (other than Public Areas (defined below) following dedication); and (iv) the land upon which any of the foregoing are situated.

"Project Phase 2" consists of (i) the Building, (ii) that certain building commonly known as Building D with a street address of 363 Oyster Point Blvd., South San Francisco, California ("Building D"), (iii) that certain

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building commonly known as Building E with a street address of 369 Oyster Point Blvd., South San Francisco, California ("Building E"), (iv) the parking facilities located within Phase 2 of the Project (the "Parking Facilities"), and (v) the Common Areas (as defined in Section 1.1.3, below) within Phase 2 of the Project.

3. Lease Term (Article 2):
3.1 "Lease Term":		The period of seven (7) years beginning on the Phase I Commencement Date (as defined below) and ending on the Lease Expiration Date (as defined below).
3.2 Commencement Date:		The Phase I Commencement Date and Phase II Commencement Date are each a "Commencement Date".

The “Phase I Commencement Date” shall be the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase I Premises, and (ii) the date that Landlord delivers exclusive possession of the Phase I Premises to Tenant in the Delivery Condition (as defined in Section 1.1.2 below). The "Target Phase I Commencement Date" shall be September 15, 2026.

The “Phase II Commencement Date” shall be the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase II Premises, and (ii) the date that Landlord delivers exclusive possession of the Phase II Premises to Tenant in the Delivery Condition. The "Target Phase II Commencement Date" shall be December 1, 2026. The Target Phase I Commencement Date and Target Phase II Commencement Date are each a "Target Commencement Date".

3.3 "Lease Expiration Date":		The last day of the eighty-fourth (84th) Lease Month following the Phase I Commencement Date (as defined in Section 2.1 of this Lease).
3.4 Option Term(s):

Tenant has one (1) option (the "Extension Option") to extend the Lease Term for a period of five (5)-years (the "Option Term"), as more particularly set forth in Section 2.2 and Exhibit F of this Lease.

4. Base Rent (Article 3):

For the avoidance of doubt, subject to the terms of Section 3.2, below, Tenant shall commence payment of Base Rent for (i) the Phase I Premises as of the Phase I Commencement Date, and (ii) the Phase II Premises as of the Phase II Commencement Date.

Phase I Premises Base Rent:
Period of Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot*
Lease Months 1 – 12**	$1,698,254.40	$141,521.20	$5.65
Lease Months 13 – 24	$1,758,369.60	$146,530.80	$5.85
Lease Months 25 – 36	$1,818,484.80	$151,540.40	$6.05
Lease Months 37 – 48	$1,881,605.76	$156,800.48	$6.26
Lease Months 49 – 60	$1,947,732.48	$162,311.04	$6.48

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Lease Months 61 – 72	$2,016,864.96	$168,072.08	$6.71
Lease Months 73 – 84	$2,089,003.20	$174,083.60	$6.95

* The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only. The amounts identified in the columns entitled "Annual Base Rent" and "Monthly Installment of Base Rent" shall control.

** Subject to the terms set forth in Section 3.2 of this Lease, the Base Rent attributable to the six (6) full calendar month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the sixth (6th) full calendar month of the Lease Term shall be fully abated, providing a total abatement of $849,127.20 (“Phase I Premises Base Rent Abatement”).

Phase II Premises Base Rent:
Period of Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot*
Phase II Commencement Date -Lease Months 12^•	$890,078.40	$74,173.20	$5.65
Lease Months 13 – 24	$921,231.12	$76,769.26	$5.85
Lease Months 25 – 36	$953,474.16	$79,456.18	$6.05
Lease Months 37 – 48	$986,845.80	$82,237.15	$6.26
Lease Months 49 – 60	$1,021,385.40	$85,115.45	$6.48
Lease Months 61 – 72	$1,057,133.88	$88,094.49	$6.71
Lease Months 73 – 84	$1,094,133.60	$91,177.80	$6.95

^ Subject to the terms set forth in Section 3.2 of this Lease, the Base Rent attributable to the ten and five-tenths (10.5) full calendar month period commencing on the first day of the first full calendar month commencing on or after the Phase II Commencement Date and ending on the date of the eleventh (11th) full calendar month thereafter that is the number of days in such eleventh (11th) full calendar month divided by two (2) shall be fully abated, providing a total abatement of $778,818.60 ("Phase II Premises Base Rent Abatement").

• If the Phase II Commencement Date occurs after Lease Month 12, then the first row of the table above shall not apply, and the Phase II Premises Base Rent Abatement shall continue to apply for the full ten and five-tenths (10.5) calendar month period commencing on the first day of the first full calendar month on or after the Phase II Commencement Date.

5. Operating Expenses and Tax Expenses (Article 4):

This is a "TRIPLE NET" lease and as such, except as otherwise provided to the contrary in this Lease, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for Tenant's Share of the costs and expenses reasonably associated with this Lease and the Project, and Tenant's operation therefrom, subject to the express terms and conditions of this Lease. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent, subject to the express terms and conditions of this Lease.

6. "Tenant's Share" (Article 4):

Entire Premises: Tenant's Share of the Building for the entire Premises is approximately 13.89%

Phase I Premises: Tenant's Share of the Building for the Phase I Premises is approximately 9.20% of the Building.

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Phase II Premises: Tenant's Share of the Building for the Phase II Premises is approximately 4.82% of the Building.
7. Permitted Use (Article 5):

Tenant shall use the Premises solely for general office, research and development, engineering, laboratory, storage and/or warehouse uses consistent with biosafety levels ("BSL") 1 or 2, and other ancillary uses, consistent with first class life sciences projects in South San Francisco ("Comparable Life Sciences Projects"), Applicable Laws and the terms and conditions of this Lease and for no other use or purpose (the "Permitted Use").

8. Security Deposit (Article 21):	$427,546.80
9. Parking Pass Ratio (Article 28):

2.5 parking passes for every 1,000 rentable square feet of the Premises (i.e., a total of ninety-five (95) parking passes), of which five (5) parking passes shall be for reserved parking and ninety (90) parking passes shall be for unreserved parking, in all cases subject to the TCCs of Article 28 of this Lease.

10. Address of Tenant (Section 30.14):

Prior to Phase I Commencement Date:

Olema Pharmaceuticals, Inc.
780 Brannan St.

San Francisco, California 94103

Attention: Facilities Head
Telephone Number: [ * ]
E-mail: [ * ]

With copies to:

Olema Pharmaceuticals, Inc.
780 Brannan St.

San Francisco, California 94103

Attention: Legal Department
Telephone Number: [ * ]

E-mail: [ * ]

and an email copy to:

Valence LLP

Email: [ * ]
Attention: [ * ]

From and after Phase I Commencement Date:

Olema Pharmaceuticals, Inc.
365 Oyster Point Boulevard, Suite 400

South San Francisco, California

Attention: Facilities Head
Telephone Number: [ * ]
E-mail: [ * ]

with copies to:

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Olema Pharmaceuticals, Inc.
365 Oyster Point Boulevard, Suite 400
South San Francisco, California

Attention: Legal Department
Telephone Number: [ * ]
E-mail: [ * ]

and an email copy to:

Valence LLP

Email: [ * ]
Attention: [ * ]

11. Address of Landlord (Section 30.14):	Kilroy Oyster Point II, LLC [ * ] Attention: Legal Department with copies to: Kilroy Oyster Point II, LLC [ * ] Attention: [ * ] and Kilroy Oyster Point II, LLC [ * ] Attention: [ * ]
12. Brokers (Section 30.20):	Representing Landlord: Jones Lang LaSalle Brokerage Representing Tenant: Jones Lang LaSalle Brokerage
13. Improvements (Exhibit B):	Improvements to be constructed on a turn‑key basis pursuant to the Work Letter attached hereto as Exhibit B (the "Work Letter").
14. Amount Due Upon Lease Execution:	$213,773.40, as first month's Base Rent for entire Premises $76,050.36, as first month's estimated Direct Expenses $289,823.76 Total

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ARTICLE 1

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PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises and Building. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. For purposes of this Lease, the rentable square feet of the Premises shall be stipulated as set forth in Section 2.1 of the Summary (and shall not be subject to remeasurement by either party, except due to physical changes (e.g., due to Casualty or condemnation), during the Lease Term or the Option Term for the purpose of recalculating Base Rent, Tenant's Share or any other amount under this Lease which is a function of the rentable square footage of the Premises) and the rentable square feet of the Building shall be stipulated as set forth in Section 2.2 of the Summary. The portion of the Building located at and above the ground floor of the Building which is programmed for and serving office uses (i.e. excluding the Laboratory Portion) is the "Office Portion" and the portion of the Building which is leased to tenants for laboratory uses is the "Laboratory Portion". Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord is the fee owner of the Building.

1.1.2 Delivery of Possession. Except as specifically set forth in this Lease and in the Work Letter, Landlord shall tender exclusive possession of each Phase of the Premises to Tenant in the Delivery Condition on or before the applicable Commencement Date for such Phase. The "Delivery Condition" shall mean for each Phase that (i) the Substantial Completion of the Improvements within the Phase has occurred, (ii) the Phase is broom clean, vacant, and (iii) the Phase is free from Hazardous Materials in violation of Environmental Laws. Landlord shall keep Tenant reasonably apprised of the expected date on which the Delivery Condition will occur for each Phase. Landlord shall provide Tenant with at least five (5) full business days' prior written notice (the "Delivery Notice") that the number of keys or access cards necessary to accommodate the occupants of such Phase of the Premises will be available for pickup, which notice shall specify the date (the "Availability Date") on which such keys or access cards will be made available. Provided Landlord has complied with the foregoing, Landlord shall be deemed to have tendered possession of the applicable Phase of the Premises to Tenant on the Availability Date set forth in such Delivery Notice, but only if and to the extent that, as of such Availability Date, Landlord makes such keys or access cards to such Phase of the Premises available to Tenant for Tenant to pick up from the Building management office (or otherwise from a representative of Landlord) during Building Hours and such Phase is in fact in the Delivery Condition on the Availability Date. Notwithstanding the foregoing or anything to the contrary herein, Landlord shall not be required to tender possession of any Phase of the Premises to Tenant on the Availability Date if Tenant has not delivered to Landlord (i) certificates of insurance required to be carried by Tenant under Section 10.3 below for such Phase of the Premises, and (ii) all amounts due upon Lease execution as set forth in Section 14 of the Summary (such items (i) and (ii), collectively, the "Possession Requirements"). In such event, the Phase I Commencement Date or Phase II Commencement Date, as applicable, will still occur as set forth in Section 3.2 of the Summary (although Tenant shall not actually be granted possession of the applicable Phase of the Premises until Tenant has satisfied the Possession Requirements) provided Landlord is prepared to deliver exclusive possession of such Phase of the Premises to Tenant but for the failure of the Possession Requirements and has complied with the notice requirements herein. Notwithstanding anything in this Lease to the contrary, if Tenant, on or before the date that occurs twelve (12) months following the Phase II Commencement Date (the "Warranty Period"), notifies Landlord that the Building Structure and/or Building Systems (as such terms are defined in Section 7.2) (collectively, the "Warrantied Systems") are not in good working condition and repair, then Landlord shall, at Landlord's sole cost and expense (which cost shall not be deemed an Operating Expense and shall not otherwise be passed through to Tenant), promptly repair or replace any failed or inoperable portion of the Warrantied Systems, provided that the need to repair or replace such portion of the Warrantied Systems was not caused by the misuse, misconduct, negligent omission, and/or negligence of Tenant, its agents, employees, subtenants and/or assignees, or by any Alterations performed by Tenant that materially and adversely affect such Warrantied Systems (collectively, "Tenant Damage"); provided further, however, that if damage to the Warrantied Systems was caused by Casualty, then the provisions of Article 11 of this Lease shall govern. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.2 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable portion of the actual, reasonable, and documented cost of such repair directly attributable to such Tenant Damage. If it is determined that any portion of the Warrantied Systems was not in good working condition and repair prior to the expiration of the Warranty Period, then except as otherwise provided in this Lease, Landlord shall not be liable to Tenant for any damages, and Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with

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respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter. Furthermore, notwithstanding anything herein to the contrary, Landlord represents and warrants to Tenant, as of the Effective Date: (i) the Premises is not subject to any rights of first refusal, rights of first offer, options or other preferential rights to lease or occupy that have not been waived or cleared; and (ii) the Building is not encumbered by any Mortgage.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Other Phase Buildings ("Other Phase Tenant(s)") and other tenants of the Other Project Buildings, and subject to the Rules and Regulations (as defined below), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and other tenants and visitors of the Project (such areas, together with such other portions of the Project designated by Landlord from time-to-time, in its discretion, including certain areas to be shared by Landlord and other tenants, are collectively referred to herein as the "Common Areas"). Certain Common Areas shall be available for use only by Tenant and the tenant(s) of the Other Phase Buildings as reasonably designated by Landlord, and certain other Common Areas may be available for use by Tenant and other tenant(s) of the Other Project Buildings as designated by the owners or landlords of the portions of the Project outside of Project Phase 2 (the "Other Project Owners"), in such Other Project Owners' sole discretion. In addition, the Project may include certain common areas that are exclusive to a particular Project Phase (other than Project Phase 2) or Other Project Building, and such areas will not be available for use by Tenant or part of the definition of "Common Areas" for purposes of this Lease. At Landlord's election from time to time, the Common Areas may include certain shared use facilities that are under Landlord's management and control, such as, but not limited to, fitness centers, conference and meeting rooms, visitors' centers, autoclave and glass washing rooms, cafés, cafeterias, and/or other food service operations, bicycle storage areas and/or bathroom and shower facilities (collectively, "Shared Use Facilities"). Notwithstanding anything to the contrary in this Lease, Landlord covenants and agrees that, throughout the Lease Term, the following Shared Use Facilities shall be available to Tenant and maintained by Landlord as part of Landlord's Repair Obligations: (i) fitness center(s), and (ii) conference center (collectively, the "Required Shared Use Facilities"). Landlord shall not discontinue, materially reduce, or permanently close any of the Required Shared Use Facilities, and Landlord's obligation to maintain the Required Shared Use Facilities shall include providing all necessary equipment, furnishings, and systems in a manner consistent with the amenities and standards offered at Comparable Buildings. Landlord shall have the right to reasonably require, as a condition to use of any of such Shared Use Facilities, that Tenant's employees and other users of any such Shared Use Facilities sign a commercially reasonable form of waiver and release of liability as deemed appropriate by Landlord in its reasonable discretion.

1.1.4 Public Areas. Certain accessways, driveways, and streets (including New Oyster Point Boulevard and Marina Boulevard) (collectively, "Public Areas") are being constructed by Landlord and Other Project Owners on land that is currently part of the Project and owned by Landlord or Other Project Owners. After completion of construction, these Public Areas will be dedicated to the City of South San Francisco for public use, and no longer considered part of the Project. Similarly, the bay trail, as shown on Exhibit A‑3, runs through the Project, but is public and required by Project Approvals and Applicable Laws to remain open and accessible to the public. Landlord shall construct certain improvements to the portion of the bay trail shown on Exhibit A-3 as maintained by "Kilroy" (such portion, the "Bay Trail") in accordance with any and all development approvals, entitlements, permits or other discretionary approvals that are necessary, appropriate or beneficial for the development, construction, use, occupancy or operation of Project Phase 2 or any other portion of the Project, including, without limitation, the Existing Underlying Documents (collectively, the "Project Approvals").

1.1.5 Right of First Offer. Tenant's Right of First Offer shall be as provided in accordance with the terms of Exhibit I attached hereto.

ARTICLE 2

LEASE TERM

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the Effective Date. The term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Phase I Commencement Date and end on the last day of the month in which the first anniversary of the Phase I Commencement Date occurs (or if the Phase I Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Phase I Commencement Date and end on the day immediately preceding the first anniversary of the Phase I Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. The term "Lease Month" shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Phase I Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term (or if the Phase I Commencement Date is the first day of a calendar month, then the first Lease Month shall be that calendar month) and that the last Lease Month shall expire on the Lease

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Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term Dates substantially in the form set forth in Exhibit C attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return (or provide comments with respect thereto) to Landlord within ten (10) business days of receipt thereof.

2.2 Extension Option. Tenant's Extension Option shall be as provided in accordance with the terms and conditions of Exhibit F attached hereto.

2.3 Early Termination Option. Tenant has the one-time option ("Termination Option") to terminate this Lease effective upon the last day of the sixtieth (60th) Lease Month (the "Termination Date"). In order to exercise the Termination Option, Tenant must fully and completely satisfy each of the following conditions: (i) Tenant must give Landlord written notice ("Termination Notice") at least twelve (12) months prior to the Termination Date, and (ii) at the time of Tenant's delivery of the Termination Notice, Tenant shall not have received notice of a default under this Lease that remains uncured. On or before the Termination Date, Tenant shall pay to Landlord a termination fee equal to $1,716,240.96 (the "Termination Fee"). Tenant's failure to deliver the Termination Fee on or before the Termination Date shall, at Landlord's sole option, render the Termination Notice and the Termination Option null and void and this Lease shall continue in full force and effect. Upon Tenant's delivery of the First Offer Exercise Notice (as that term is defined in Exhibit I), the Termination Option shall automatically terminate and be of no further force and effect.

ARTICLE 3

BASE RENT

3.1 In General. Subject to the Base Rent Abatement for each Phase of the Premises, Tenant shall pay to Landlord, without prior notice or demand, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term commencing on the Phase I Commencement Date with respect to the Phase I Premises and on the Phase II Commencement Date with respect to the Phase II Premises, without any setoff or deduction whatsoever, except as otherwise set forth in this Lease. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. However, if the first Lease Month pertains to a period longer than one (1) calendar month, then Base Rent for such first Lease Month shall be equal to one (1) calendar month's Base Rent plus prorated Base Rent for the partial calendar month also included in such first Lease Month. The prepaid Base Rent set forth in Section 14 of the Summary shall be paid at the time of Tenant's execution and delivery of this Lease and shall be applied to the first month's Base Rent payable hereunder. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable installment of Rent for the month. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord's agent, at Landlord's option, by wire transfer, Electronic Funds Transfer, at the management office of the Project or at such other place or method as Landlord may from time to time designate in writing (by notice delivered not less than thirty (30) days prior to the date such change is effective), in immediately available funds that, at the time of payment, are legal tender for private or public debts in the United States of America. If no time period for payment is specified in this Lease, Tenant shall make all required payments within thirty (30) days of Tenant's receipt of an invoice. For any Additional Rent, including Direct Expenses, Tenant may request reasonable supporting documentation from Landlord for all such Additional Rent in accordance with Section 4.6 below.

3.2 Base Rent Abatement. Notwithstanding anything to the contrary in this Lease, Tenant shall not be obligated to pay (i) any Base Rent otherwise attributable to the Phase I Premises with respect to the six (6) full calendar month period commencing on the first (1st) day of the first (1st) full calendar month of the Lease Term and ending on the last day of the sixth (6th) full calendar month of the Lease Term providing a total abatement of $849,127.20, and (ii) any Base Rent otherwise attributable to the Phase II Premises with respect to the ten and five-tenths (10.5) full calendar month period commencing on the first (1st) day of the first (1st) full calendar month on or after the Phase II Commencement Date and ending on the date of the eleventh (11th) full calendar month thereafter that is the number of days in such eleventh (11th) full calendar month divided by two (2) shall be fully abated, providing a total abatement of $778,818.60 (each such period, a "Base Rent Abatement Period", and such abated amount, collectively, the "Base Rent Abatement").

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ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, (i) with respect to the Phase I Premises, commencing on the Phase I Commencement Date, Tenant shall pay Tenant's Share for the Phase I Premises of the annual Direct Expenses (as defined in Section 4.2.1 below), and (ii) with respect to the Phase II Premises, commencing on the Phase II Commencement Date, Tenant shall pay Tenant's Share for the Phase II Premises of the annual Direct Expenses. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease other than Base Rent, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations which survive the expiration of the Lease Term, the obligations of Tenant to pay, and the obligations of Landlord to reconcile and refund excess payment of, the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 "Direct Expenses" shall mean Operating Expenses and Tax Expenses.

4.2.2 "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues, or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof (including, without limitation, all Common Areas), in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of any utilities consumed in the premises of other tenants of the Project, or consumed in the Premises to the extent that Tenant is separately paying for the cost of such utilities pursuant to this Lease); (ii) the cost of operating, repairing, and maintaining, the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (iii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar governmentally mandated program; (iv) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, and as permitted by Section 10.2; (v) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (vi) costs incurred in connection with the Parking Facilities, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation; (vii) subject to the Management Fee Cap (as that term is defined below), a management fee and other reasonable costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, and repair of the Project; (viii) payments under any equipment rental agreements and the fair rental value of any management office space (and if such management office is shared with other projects owned by Landlord and/or Landlord's affiliates, then such fair rental value shall be equitably prorated between the Project and such other projects); provided that the size of any such management office space shall be comparable to the size of the management offices of the prudent institutional landlords of the Comparable Buildings; (ix) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Senior Director"or a person, regardless of title, who supervises property managers of the Project or other projects of Landlord and/or affiliates of Landlord) engaged in the operation, maintenance and security of the Project; (x) Intentionally Deleted; (xi) the cost of janitorial, alarm, security, sewer and other services (but excluding the cost of any services utilized in the premises of other tenants or occupants of the Project, or utilized in the Premises to the extent that Tenant is separately paying for the cost of such services pursuant this Lease); (xii) the cost of operation, repair, and maintenance of all Building Systems (including Laboratory Systems) and other systems and equipment and components thereof of the Project or otherwise serving the Project or any portions thereof; (xiii) the cost of operation, repair, maintenance, and replacement of the Common Areas and all elements and components thereof (including, without limitation, replacement, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, and maintenance, replacement, repair and restoration of curbs and walkways); (xiv) repair to roofs and re-roofing; (xv) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which shall be amortized over its useful life in accordance with sound real estate management and accounting practices, consistently applied and which amortization calculation shall include interest at the Interest Rate (as defined

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in Article 25 of this Lease)); (xvi) the cost of capital improvements or capital expenditures incurred in connection with the Project, including, without limitation, those that are (each, a "Permitted Capital Cost") (A) reasonably anticipated to increase operating efficiencies and reduce Operating Expenses (but only to the extent the annual amortized cost thereof does not exceed the reasonably anticipated annual net savings in Operating Expenses on a net basis), (B) required to comply with mandatory conservation programs, (C) incurred by Landlord in connection with performing Landlord's Repair Obligations with respect to Building Systems (including Laboratory Systems), including replacement costs, (D) required under any Applicable Laws (as defined in Section 24.1 of this Lease), except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Phase I Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Phase I Commencement Date, would have then required to be remedied pursuant to then-current Applicable Laws in their form existing as of the Phase I Commencement Date and pursuant to the then-current interpretation of such Applicable Laws as of the Phase I Commencement Date, (F) reasonably required to address the safety or security of the Project, or (E) replacements or modifications of equipment or other items located in or serving the Common Areas required to keep the Common Areas in good order or condition; provided, however, that any such capital expenditure shall be amortized, together with interest at the Interest Rate, over its useful life as determined in accordance with sound real estate management and accounting practices, consistently applied (provided, however, that with respect to those items included under item (A) above, Landlord shall have the right to amortize the same over their recovery/payback period as reasonably determined by Landlord in accordance with sound real estate management and accounting practices, consistently applied), provided that in no event will Tenant be subject to a payback period less than the useful life or cumulatively pay more than the amount paid by Landlord for the actual capital expenditure; (xvii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses as defined in Section 4.2.4.1 below; (xviii) payments under any Underlying Documents to the extent such payments are of a type or category that would otherwise by includable in Operating Expenses if incurred directly by Landlord; and (xix) costs of any additional services not provided to the Project as of the Phase I Commencement Date but which are thereafter provided by Landlord in connection with its prudent and commercially reasonable management of the Project.

Notwithstanding the foregoing or anything to the contrary in this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project (including incurred in connection with any disputes with tenants or other occupants in the Project), and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants or occupants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant or occupied space for tenants or other occupants of the Project (including tenant improvement allowances);

(b) except in connection with Permitted Capital Costs, depreciation, interest, principal payments and any other payments on mortgages and other debt costs, if any, including penalties and interest, and costs of capital repairs and alterations, and costs of capital improvements, expenditures and equipment;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else or which would have been reimbursed by insurance required to be carried by Landlord under this Lease, or which are reimbursed (or would have been reimbursed) by any tenant or occupant pursuant to the terms of its lease or occupancy agreement or by insurance required to be carried by such tenant or occupant pursuant thereto; (except to the extent of commercially reasonable deductibles with respect to Landlord’s insurance, subject to Section 4.2.3(cc) with respect to deductibles for earthquake insurance), and electric power costs for which any tenant or occupant directly contracts with the local public service company or costs of other utilities or services for which any tenant or occupant is separately charged;

(d) any bad debt loss, rent loss, or reserves of any kind;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, reasonable accounting costs associated with the operation of the Project except to the extent excluded pursuant to this Lease). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any Mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or

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between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;

(f) the wages, benefits and other compensation of any employee who does not devote substantially all of his or her employed time to the Project unless such wages, benefits and other compensation are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses include wages, benefits and/or compensation attributable to personnel above the level of Senior Portfolio Manager and/or personnel considered to be higher in rank than the position of a person, regardless of title, who supervises property managers of the Project or other projects of Landlord or affiliates of Landlord;

(g) amount paid as ground rental for the Project by the Landlord including without limitation principal payments, late charges, penalties, liquidated damages, and interest related to such ground rental;

(h) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any reasonable compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(i) costs of items and services for which Tenant or any other tenant or occupant in the Project reimburses Landlord directly and separately from Operating Expenses, or otherwise pays for separately from Operating Expenses, or which items or services Landlord provides selectively to one or more tenants or occupants other than Tenant;

(j) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(k) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(l) fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord's gross rental revenues for Project Phase 2; provided, however, in no event shall Tenant's Share of management fees included in Operating Expenses exceed 3% of Base Rent payable by Tenant for the applicable Expense Year, adjusted and grossed up to reflect one hundred percent (100%) of Base Rent during Base Rent abatement periods (the "Management Fee Cap");

(m) costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials that were in existence in, on or about the Building or the Project prior to the Phase I Commencement Date, or that were brought into the Building or onto the Project after the Phase I Commencement Date by Landlord or any other Landlord Parties, and were of such a nature that a federal, state, local, municipal or other governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in the Building or on the Project; and

(n) costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials that were brought into, onto or about the Building or the Project after the Phase I Commencement Date by Landlord or any other Landlord Parties or any party other than Tenant and are of such a nature, at that time, that a federal, state, local, municipal or other governmental authority would have required removal or other containment, if it had then had knowledge of the introduction of such Hazardous Materials, in the state, and under the conditions, that they were introduced to the Building or on the Project;

(o) any costs or expenses, including capital, construction, maintenance, repair, and operating costs or expenses, related to the Public Areas, except for ordinary maintenance costs;

(p) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, unaffiliated third parties on a competitive basis;

(q) rent for any office space occupied by Project management personnel other than as expressly set forth in item (viii) above;

(r) costs and expenses determined to have arisen from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, invitees, or providers of materials or services;

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(s) any gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, occupants, employees, vendors, contractors, prospective tenants and agents;

(t) costs of repairs or other work occasioned by Casualty that would have been covered by insurance had Landlord maintained the policies that Landlord is required to maintain under Section 10.2 of this Lease;

(u) costs for alterations, improvements or replacements required to comply with Applicable Laws in effect and enforced against Landlord as of the Phase I Commencement Date, to the extent such costs relate to conditions existing as of the Phase I Commencement Date;

(v) repairs or other work paid for through warranty or condemnation proceeds;

(w) fees, fines, expenses, penalties, and interest, incurred due to violation by Landlord or any other tenant or occupant of the Project of the terms of any lease or occupancy agreement, ground lease, Mortgage, or Underlying Documents;

(x) brokerage commissions, attorneys' and accountants' fees related thereto, loan brokerage fees, closing costs, interest charges and other similar costs incurred in connection with the sale, refinancing, mortgaging, or selling, or change of ownership of the Project;

(y) all costs incurred by Landlord in connection with any dispute relating to the Landlord's title to or ownership of the Project or any portion thereof;

(z) contributions to political or charitable organizations;

(aa) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project; and

(bb) earthquake deductibles in excess of $2.00 per rentable square foot of the Building in any Expense Year.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not 100% occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate, equitable and reasonable adjustment to the variable components of Operating Expenses (i.e., only the Operating Expenses that vary by occupancy) for such Expense Year to determine the amount of Operating Expenses that would have been incurred had the Project been 100% occupied; and the amount so reasonably determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. Except for the management fee permitted pursuant to Section 4.2.3 above, Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the variable components of Operating Expenses expressly described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.4 Tax Expenses.

4.2.4.1 Inclusions. "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, including, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of

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California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, (iii) any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. Notwithstanding the foregoing, Tax Expenses shall not include any amounts that Landlord elects to charge to Tenant directly pursuant to Section 4.5.3 below. If, for any tax fiscal year, the Project is not separately assessed, but is assessed jointly with other property, then Landlord shall equitably apportion such Tax Expenses for such tax fiscal year based upon allocable tax basis among the properties jointly assessed. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by Applicable Laws.

4.2.4.2 In General. Any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid; provided that Landlord elects to pursue such efforts using reasonable business judgment, in good faith, and consistent with the practices of prudent landlords of Comparable Buildings. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. Subject to the last sentence in Section 4.4.1, If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days of receipt of an invoice Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an Event of Default by Tenant under this Lease (subject to the applicable notice and cure period). Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.4.3 Exclusions. Notwithstanding anything to the contrary contained in this Lease including Section 4.2.4 (except as set forth in Section 4.2.4.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal and state income taxes, corporate, capital stock or capital gains taxes and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease or otherwise paid by Tenant, and (iv) any penalties, late charges or interest due to Landlord's failure to timely pay any Tax Expenses or file any tax or informational returns when due.

4.3 Allocation of Direct Expenses. Certain Direct Expenses for the Project should be separately allocated to different portions or occupants of the Project (the "Cost Pools"). Such Cost Pools may include, but shall not be limited to, the office space tenants, retail space tenants, life-science/biomedical tenants, tenants sharing Laboratory Systems, tenants leasing space within a certain Project Phase, tenants leasing storage space, and tenants with exclusive use of certain other areas of the Project. Notwithstanding anything to the contrary contained in this Lease, (i) Landlord shall equitably and reasonably allocate Direct Expenses, if and to the extent such Direct Expenses are incurred exclusively for the benefit of a specific Cost Pool; and (ii) in no event shall any portion of the Direct Expenses allocated to Tenant include any Direct Expenses attributable to a Cost Pool that does not include the Premises. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and reasonable manner. The Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants and occupants of the Building and the tenants and occupants of the other buildings in the Project to the extent such costs and expenses are otherwise includable in Direct Expenses hereunder. Accordingly, as set forth in Section 4.2 above, for any Direct Expenses that are attributable to the Project as a whole, an equitable and reasonable portion of such Project-wide Direct Expenses (as reasonably determined by Landlord on an equitable basis) shall be allocated to the tenants and occupants of the Building (as well as the tenants and

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occupants of the other buildings in the Project) and only such portion allocated to the tenants and occupants of the Building shall be included in the Direct Expenses for purposes of this Lease. For avoidance of doubt, the Direct Expenses for purposes of this Lease shall include all Direct Expenses attributable solely to the Building and an equitable and reasonable portion of the Direct Expenses attributable to the Project as a whole. Any costs (including, without limitation, any taxes, assessments, and fees) that are exclusively attributable to a particular building(s) or phase(s) within the Project which does not include the Premises shall be excluded from the definition of Direct Expenses for purposes of this Lease.

4.4 Calculation and Payment of Tenant's Share of Direct Expenses. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1 below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general major categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Landlord shall deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses, as defined in Section 4.4.2 below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease (or such Excess shall be paid to Tenant within thirty (30) days of delivery of the Statement if the Lease Term has ended). The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of thirty (30) days following receipt of notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than one (1) calendar year after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing at any time following such one (1) year period which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, on or before March 1 of each Expense Year of the Lease Term, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") for such Expense Year which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4 (provided that in the event that such failure continues for a period of thirty (30) days following receipt of notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary; provided that Landlord may not revise the Estimate Statement more than once in any Expense Year. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay, on or before the applicable due date, all taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or

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about the Project. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall, within thirty (30) days after receipt of invoice from Landlord, repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If any Alterations installed by or on behalf of Tenant (as opposed to the Improvements), whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1 above; provided, however, that the above "building standard" charges payable by Tenant as set forth herein shall only be due to the extent Landlord charges all other tenants and occupants of the Project for overstandard tenant improvements (to the extent such charges are applicable) and any excess assessed valuation resulting from improvements by other tenants and occupants in the Project will be deemed taxes levied against the personal property of such tenants and occupants, and excluded from Direct Expenses.

4.5.3 Notwithstanding any contrary provision herein, Landlord shall have the right to charge Tenant directly, and in such event Tenant shall pay to Landlord prior to delinquency (but in no event prior to thirty (30) days after Tenant's receipt of an invoice thereof from Landlord), as Additional Rent, any or all of the following: (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, and/or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) any taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, including, but not limited to, taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or a local agency, or a state or municipal proposition approved by the voters; and (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. To the extent that Landlord elects to charge Tenant directly for any of the foregoing or to the extent Tenant otherwise pays for any of the foregoing, then such items shall not be included in Direct Expenses.

4.5.4 With at least thirty (30) days prior written notice, Landlord may charge Tenant the estimated amount of taxes and other charges for which Tenant is directly responsible pursuant to this Section 4.5 on a monthly basis, provided that Landlord shall reconcile the amount actually paid by Tenant with the amount that Tenant should have paid, as part of Landlord's Statement following the end of each Expense Year.

4.6 Landlord's Records. Landlord shall maintain complete and accurate books and records of Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied throughout the Lease Term. Upon Tenant's written request given not more than one hundred eighty (180) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that no Event of Default is then occurring under this Lease, Landlord shall furnish Tenant with such reasonable supporting documentation as Tenant may reasonably request in connection with the calculation of Direct Expenses as set forth in such Statement or calculation of any other Additional Rent set forth in any invoice (to the extent Landlord has such supporting documentation within its reasonable control, and to the extent such supporting documentation is reasonably required to substantiate Direct Expenses or Additional Rent charged to Tenant). Landlord shall provide said documentation to Tenant within forty-five (45) days after Tenant's written request therefor. Within three hundred sixty-five (365) days after Tenant's receipt of a Statement for a particular Expense Year (the "Audit Period"), if Tenant disputes the calculation of Direct Expenses set forth in such Statement, an independent certified public accountant designated and paid for by Tenant ("Tenant's Accountant"), may after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement, provided that (i) no Event of Default is then occurring under this Lease, and (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement (provided that Tenant may pay such amounts under protest). Tenant's Accountant (as an individual, as distinguished from the employer) must (A) be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of comparable projects, (B) not already be providing accounting and/or lease administration services to Tenant or Landlord and shall not have provided accounting and/or lease administration services to Tenant or Landlord in the past three (3) years, (C) not be retained on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by Tenant's Accountant in the performance of the audit), and (D) to Tenant's actual knowledge, not currently or within the previous twenty-four (24) month period be providing accounting and/or lease administration services to another tenant in the Project in connection with a review or audit by such other tenant of Direct Expenses at the Project. In connection with such audit, Tenant and Tenant's Accountant must agree in

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advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's Accountant shall be delivered to Landlord promptly after Tenant's receipt of such audit report. Tenant's failure to audit the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. Unless Landlord in good faith disputes the results of such audit, if such audit reflects that Tenant has overpaid Tenant's Share of Direct Expenses for the period in question, then Landlord shall credit such excess to Tenant's next payment of Rent (or shall refund such amount if the Lease has expired or terminated within thirty (30) days after the audit report prepared by Tenant's Accountant has been delivered to Landlord), and if such audit reflects that Tenant has underpaid Tenant's Share of Direct Expenses, Tenant shall promptly pay such additional Tenant's Share of Direct Expenses to Landlord within thirty (30) days after receipt of the audit report prepared by Tenant's Accountant. If such audit by Tenant's Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), and Landlord has elected not to require an audit by a Neutral Accountant (as defined below), then the cost of Tenant's Accountant shall be paid for by Landlord unless Landlord in good faith disputes the results of such audit. If after such audit, Landlord in good faith disputes the results of the audit report prepared by Tenant's Accountant, an audit to determine the proper amount shall be made by an independent certified public accountant (the "Neutral Accountant") mutually selected by Landlord and Tenant, and Landlord and Tenant shall each pay fifty percent (50%) of the cost of the Neutral Accountant; provided that if such audit by the Neutral Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then one hundred percent (100%) of the cost of the Neutral Accountant and 100% of the out-of-pocket cost of Tenant's Accountant shall be promptly paid for by Landlord. If such audit by the Neutral Accountant reflects that Tenant has overpaid Tenant's Share of Direct Expenses for the period in question, then Landlord shall credit such excess to Tenant's next payment of Rent (or shall refund such amount if the Lease has expired or terminated within thirty (30) days after the determination by the Neutral Accountant has been made) and if such audit by the Neutral Accountant reflects that Tenant has underpaid Tenant's Share of Direct Expenses, Tenant shall promptly pay such additional Tenant's Share of Direct Expenses to Landlord within thirty (30) days after receipt of the audit report prepared by the Neutral Accountant. Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses with respect to any Expense Year shall be as expressly set forth in this Section 4.6. Tenant's audit rights expressly include the right to review and verify Landlord's calculation methodology and allocations related to Tenant's Share of Direct Expenses, including Landlord's allocation of costs applicable to the Building, Phase and/or Project, and cost pool allocations.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion. Tenant shall comply with, the reasonable rules and regulations for the Project promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the Effective Date) is attached to this Lease as Exhibit D; provided, no such other rules and regulations promulgated by Landlord after the Effective Date shall adversely affect Tenant's use of, or access to and from, the Premises, or materially increase any of Tenant's obligations, or materially decrease any of Tenant's rights, under this Lease. Landlord shall promulgate and enforce its Rules and Regulations in a reasonable and non-discriminatory manner and make good faith efforts to uniformly enforce its Rules and Regulations against tenants of the Project. In the event of any conflict or inconsistency between the Rules and Regulations and the remainder of the Lease, the express terms of the Lease shall control.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations; (vii) primary businesses that involves e-cigarettes, vaping, cannabis or other similar business models, or business that is prohibited from time to time by any documents between partners or members in the entity comprising Landlord from leasing or occupying space at the Building or Project (provided that Landlord shall deliver a list to Tenant of any such other prohibited entities or individuals from time to time within ten (10) business days of Tenant's written request); or (viii) any use that would violate Applicable Laws, zoning, building codes or any Underlying Documents (as defined in Section 5.4 of this Lease). Tenant shall not do or permit anything to be done in or about the Premises which will in any material way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Project, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

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5.3 Density. Tenant shall not use any substantial portion of the Premises for a "call center," any other telemarketing, credit processing or customer service center. Tenant shall occupy the Premises at a density in compliance with Applicable Laws. Landlord makes no representation or warranty that the Base Building, the Common Areas or the Premises will accommodate any particular density or that any particular density is permitted by Applicable Law or zoning requirements. Furthermore, Landlord shall not be obligated to make any changes to the Base Building or Common Areas to accommodate Tenant's occupancy density.

5.4 Underlying Documents. Subject to the last sentence of this Section 5.4, Tenant shall (i) be subject (and this Lease shall be subordinate) to all current or future (recorded and unrecorded) ground leases and master leases, development agreements, easements, licenses, operating agreements, declarations, restrictive covenants, covenants, conditions and restrictions affecting the Building or the Project (and any portion thereof), reciprocal easement agreements, parking licenses, and any agreements with transit agencies affecting the Building or the Project (all documents described in this item (i) and any additional provisions, exhibits, documents, rules and laws mentioned therein, are, collectively, "Underlying Documents"), including without limitation, the documents set forth on Exhibit C attached hereto (the "Existing Underlying Documents"), (ii) not perform any act or omission (where Tenant has a duty to act pursuant to this Lease) that would cause Landlord to be in violation of the Underlying Documents, (iii) be responsible for any amounts payable by Landlord to the extent resulting from Tenant's failure to comply with this Section 5.4, and (iv) within fifteen (15) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary in a form reasonably acceptable to Tenant to evidence or confirm the subordination of this Lease to any future Underlying Documents. Other than the Existing Underlying Documents, Landlord represents and warrants to Tenant that any Underlying Documents existing as of the Effective Date do not affect Tenant’s use or occupancy of the Premises or rights under this Lease. Landlord reserves the right to further subdivide all or a portion of the Project. Notwithstanding anything to the contrary contained herein, in no event shall any future Underlying Documents (a) materially or adversely affect Tenant's rights under this Lease, (b) adversely affect Tenant's use of or access to the Premises for the Permitted Use, or adversely affect Tenant’s use of or access to the Parking Facility or Common Areas, or (c) materially increase Tenant's obligations under this Lease (i.e., other than in a de minimis manner).

5.5 Service Animals. With the exception of "service" animals (as defined by the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws) ("Service Animals"), no animals, reptiles, birds or pets are permitted in the Premises, Building or Project at any time. Any Service Animals brought to the Premises, Building or Project must (i) be dogs or other animals that are recognized as Service Animals under Title III of the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws, and (ii) be individually trained to do work, perform tasks or provide support for a person with a recognized disability. Dogs, birds, reptiles or other animals whose sole function is to provide emotional support or comfort are not permitted except to the extent required by Applicable Laws. The following terms and conditions shall apply to all Service Animals brought onto the Project by Tenant or Tenant's employees (to the extent enforceable by Applicable Laws): (a) while in or about the Premises, Building or Project, all Service Animals must be harnessed, leashed or tethered and under the handler's control at all times; (b) all Service Animals must be free from offensive odors and display habits appropriate to the work environment of the Premises, Building and Project; (c) Service Animals may not be disruptive or aggressive or engage in behavior that endangers the health and safety of others; (d) all Service Animals shall be house-trained and vaccinated in accordance with Applicable Laws; and (e) Tenant shall immediately remove any animal waste and excrement from the Premises, Building and Project. Tenant shall be responsible for any additional janitorial or cleaning costs and all other costs which may arise from the Service Animals' presence in the Project and/or the Building in excess of the costs that would have been incurred had Service Animals not been allowed in or around the Project and/or the Building.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Services. Subject to all Applicable Laws, Landlord or Tenant, as applicable, shall each provide the following applicable services during the Lease Term in a first-class manner substantially consistent with that of Comparable Life Sciences Projects. The Building Systems have been constructed by Landlord in accordance with the specifications attached hereto as Schedule 3 to the Work Letter (the "Base Building Specifications"). Landlord shall use commercially reasonable efforts to cause the Building Systems to perform in accordance with the Base Building Specifications. Landlord makes no representation and warranty regarding the performance of the Base Building Specifications, availability or quantity of utility service or the suitability of the same for the Permitted Use.

6.1.1 HVAC. Subject to limitations imposed by Applicable Laws, Landlord shall provide HVAC for the Premises as reasonably contemplated in the Base Building Specifications (except as this Lease otherwise provides or as to any special requirements that arise from Tenant's particular use of

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the Premises) twenty-four (24) hours a day, every day during the Lease Term, subject to Casualty, Force Majeure, Applicable Laws, eminent domain or as otherwise specified herein. Except as otherwise provided in this Lease (including the Work Letter and the Base Building Specifications), Tenant is solely responsible for (i) data center, server rooms and any other similar areas located in the Premises beyond the standard level of cooling provided, (ii) additional cooling needed for laboratory, vivarium and research and development uses, and (iii) specialty exhaust, including, air compressor, filtration, DI water systems, vacuum systems and exhaust for H2 rooms, chemical storage rooms which require Class I, Division II classification, if any, and any other special rooms or special Tenant equipment. Tenant shall cooperate with Landlord to ensure that any vacuum system exhaust is contained to prevent re-entrainment to the HVAC system.

6.1.2 Electricity. Landlord shall provide electrical wiring and facilities and power (including electrical wiring and facilities for connection to Tenant's fixtures and equipment), provided that the connected electrical load of Tenant's lighting fixtures and the incidental use equipment does not, in the aggregate, exceed the connected electrical loads reasonably derivable from the Base Building Specifications, but in any event subject to compliance with Applicable Laws. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the electricity company pursuant to separate meters (or directly to Landlord in the event electricity is submetered), the actual cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers and any lab equipment or systems). In the event the electricity is submetered, Tenant shall pay such cost to Landlord as Additional Rent under this Lease (and not as part of the Operating Expenses) within thirty (30) days of receipt of an invoice. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation; provided, however, that such capacity shall be no less than that typically provided in Comparable Life Sciences Projects. If Landlord elects to utilize solar, wind or other alternatively generated electricity at the Project, Tenant agrees to purchase from the provider of such electricity up to 100% of Tenant's electrical requirements, as and when such electricity is produced, at the price in effect at the time of delivery; provided, however, in no event shall the price for such alternatively generated electricity exceed the total cost of comparable electric service that otherwise would have been purchased from the conventional electricity provider, and the level, reliability, capacity, and quality of such electricity service shall be comparable to the electric service that would otherwise have been provided by such conventional electricity provider.

6.1.3 Lighting. Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises (if any), and drivers, transformers, and lighting controls for Building standard lighting fixtures within the Premises (if any). Notwithstanding the foregoing, Tenant shall bear the cost of replacement of all components of all non-Building standard lighting (whether LED or non-LED) within the Premises.

6.1.4 Water. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Premises and the Common Areas. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to the water company pursuant to separate meters (or directly to Landlord in the event water is submetered), the actual cost of all water provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of condenser or chiller water to operate the HVAC air handlers and water for any lab equipment or systems). In the event the water is submetered, Tenant shall pay such cost to Landlord as Additional Rent under this Lease (and not as part of the Operating Expenses) within thirty (30) days of receipt of an invoice. Prior to Tenant's occupancy of the Premises and as part of the Improvements, Landlord shall install web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors"). After the installation of the Improvements, Tenant shall install Water Sensors in any new areas in the Premises where water is utilized (such as sinks, drainpipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains) that were not constructed as part of the Improvements, and in locations that may be reasonably designated from time to time by Landlord. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors.

6.1.5 Natural Gas. Landlord shall provide natural gas service for Building Systems and Premises at all times during the Lease Term.

6.1.6 Janitorial. Tenant shall provide janitorial services to the Premises Monday through Friday, except the date of observation of the Holidays, in a manner consistent with Comparable Life Science Projects. Landlord shall provide janitorial services to the Common Areas, consistent with the practices of landlords of Comparable Life Science Projects. The janitorial and cleaning of the Premises and Common areas shall be adequate to maintain the Premises and Common Areas in a manner consistent with the character of the Building and Project and otherwise consistent with Comparable Life Science

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Projects. Tenant shall not use (and upon notice from Landlord shall cease using) janitorial service providers and suppliers who would, in Landlord's reasonable and good faith judgment, disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. Without limiting the generality of the foregoing, Tenant shall retain a union janitorial provider to the extent designated by Landlord.

6.1.7 Waste Removal. Subject to the provisions of (i) Article 20 with respect to Hazardous Materials, and (ii) this Section 6.1.7, below, with respect to Medical Waste Landlord shall provide or arrange for ordinary and reasonable waste removal services for the Building. Tenant's waste shall be stored in the Premises and shall be moved by Tenant on a regular basis to a Common Area location reasonably designated by Landlord, all in accordance with the Rules and Regulations. In the event that Landlord reasonably determines that Tenant's quantity of waste is excessive in comparison to other tenants of the Building with similar Permitted Use, or, in the event that Landlord determines that Tenant's waste is other than waste typically generated by tenants with a similar Permitted use, Landlord may bill Tenant directly as Additional Rent for any such additional reasonable, out-of-pocket cost therefor or require that Tenant be responsible for disposing of its own waste. Tenant shall be responsible to arrange for, at Tenant's sole cost and expense, any Medical Waste, as defined by California Health and Safety Code § 117690, as amended or supplemented ("Medical Waste"), and Hazardous Materials waste in connection with Tenant's operations at the Premises. All such Medical Waste and Hazardous Materials waste removal shall be performed in compliance with Environmental Laws and other Applicable Laws using licensed medical waste disposal companies. All Medical Waste and Hazardous Materials waste that Tenant is responsible to remove per the provisions above in this Section shall be stored in the Premises and shall be removed on a regular basis.

6.1.8 Window Washing. Landlord shall provide periodic exterior window washing services to the Building (as reasonably determined by Landlord) in a manner consistent with Comparable Life Science Projects. Tenant shall be responsible for all interior Premises window cleaning.

6.1.9 Elevators. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the hours of 7:00 A.M. to 6:00 P.M. on Monday through Friday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays"), and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling and Rules and Regulations set forth by Landlord; provided, however, Tenant shall coordinate with Landlord for exclusive freight elevator service in connection with the transportation of any Hazardous Materials to the Premises.

6.1.10 Access. Subject to compliance with Landlord's reasonable access control procedures and Applicable Laws, and except when and where Tenant's right of access is specifically restricted or limited in this Lease, Tenant shall have the right of access to the Premises and Parking Facilities twenty-four (24) hours per day, seven (7) days per week during the Lease Term.

6.1.11 Engineering Support Services. Landlord shall provide onsite engineering services upon request from Tenant during Building Hours, at no additional cost to Tenant. Tenant may request emergency onsite engineering services outside of Building Hours, provided that Tenant shall be responsible for paying Landlord's Building standard and reasonable rate for such services which are Tenant's obligation to perform under this Lease as Additional Rent; provided however that Tenant shall not be responsible for the cost of such services to the extent the same relate to the maintenance, repair or operation of the Building Systems or other matters that are Landlord's responsibility under this Lease. Any such request for engineering services pursuant to this Section 6.1.11 shall be delivered to Landlord via telephone or email to the property management office of the Project.

6.1.12 Life-Safety Generator. Building D is equipped with a backup generator (the "Life-Safety Generator") that will, in the event of interruption of electricity to the Project Phase 2, provide power to all fire and life-safety equipment, including emergency lighting exit signs, fire alarms, and fire pumps within the Building and Other Phase Buildings. The cost of maintaining, operating, repairing and replacing the Life-Safety Generator shall constitute Operating Expenses to the extent permitted by Section 4.2.3. Except to the extent caused by the negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant's use of the Life-Safety Generator, or any failure of the Life-Safety Generator to operate as designed, and agrees that Landlord shall not be liable for any damages resulting from any failure in operation of the Life-Safety Generator, including, without limitation any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Landlord shall maintain the Life-Safety Generator and any equipment connecting the Life-Safety Generator

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to Tenant's automatic transfer switch as part of Landlord's Repair Obligations, provided, however, that Tenant shall be solely responsible, at Tenant's sole cost and expense, for maintaining and operating Tenant's automatic transfer switch and the distribution of power from Tenant's automatic transfer switch throughout the Premises as part of Tenant's Repair Obligations (as such term is defined in Section 7.1, below).

6.1.13 Multi-Tenant Building Generator. Landlord shall provide a backup generator for the Building as described in the Base Building Specifications ("Multi-Tenant Building Generator"). Tenant shall be entitled to use up to Tenant's Share (after deducting any power from the Multi-Tenant Building Generator required for the Common Areas, if any) of power from the Multi-Tenant Building Generator on a non-exclusive basis with other tenants in the Building based on its current distribution. The cost of maintaining, operating, repairing and replacing the Multi-Tenant Building Generator shall constitute Operating Expenses to the extent permitted by Section 4.2.3. Except to the extent caused by the negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant's use of the Multi-Tenant Building Generator, or any failure of the Multi-Tenant Building Generator to operate as designed, and agrees that Landlord shall not be liable for any damages resulting from any failure in operation of the Multi-Tenant Building Generator, including, without limitation any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Landlord shall maintain the Multi-Tenant Building Generator and any equipment connecting the Multi-Tenant Building Generator to Tenant's automatic transfer switch in first-class condition and otherwise as part of Landlord's Repair Obligations, provided, however, that Tenant shall be solely responsible, at Tenant's sole cost and expense, for maintaining and operating Tenant's automatic transfer switch and the distribution of power from Tenant's automatic transfer switch throughout the Premises as part of Tenant's Repair Obligations (as such term is defined in Section 7.1, below). Landlord shall test the Multi-Tenant Building Generator no less than monthly and shall provide Tenant with reasonable advance notice of scheduled testing and maintenance. Landlord shall promptly notify Tenant of any material issues affecting the Multi-Tenant Building Generator's operational readiness.

6.2 Office and Communications Services. Certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building or Project by a concessionaire under contract to Landlord ("Provider"). In addition to Tenant’s right in the last sentence of this Section 6.2, Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of Rent, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord except as otherwise provided in this Lease. Tenant shall not be permitted to contract with any provider of any office or communications services other than a Provider without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and subject further to such provider entering into an agreement with Landlord governing such provider's rights, obligations, and liabilities with respect to accessing and otherwise providing services at the Project, which agreement shall be on commercially reasonable terms consistent with those required in Comparable Buildings, and shall not unreasonably restrict or delay such provider’s ability to provide services to Tenant).

6.3 Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use heat-generating machines or equipment ("Heat Generating Equipment"), which adversely affect the temperature otherwise maintained by the HVAC or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease, other than (i) office machines or equipment; (ii) and Tenant's equipment, including laboratory, research and development, and life science equipment, to the extent such equipment is consistent with the Permitted Use; and (iii) servers, data equipment, and other equipment reasonably necessary for Tenant's business operations for the Permitted Use, including all such equipment used in Tenant’s dedicated server/IT room (collectively, “Permitted Equipment”). If Landlord's consent is given with respect to Heat Generating Equipment (other than Permitted Equipment), Landlord shall have

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the right to reasonably require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices to the extent reasonably necessary, and the reasonable actual cost thereof, including the cost of installation, operation and maintenance, shall be paid by Tenant to Landlord within thirty (30) days of receipt of an invoice. Notwithstanding anything herein to the contrary, Landlord shall not impose any charge, surcharge, or excess utility cost on Tenant for utility consumption attributable to Permitted Equipment.

6.4 Interruption of Use. Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof (including, without limitation, where any such failure, delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties); and such failures, delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise expressly provided in the Lease, including Section 6.5 and Article 10 below.

6.5 Abatement Event. Notwithstanding anything herein to the contrary, if all or a material portion of the Premises is made untenantable or inaccessible as a result of (i) the acts or omissions of Landlord or any of the Landlord Parties, including without limitation any breach of this Lease by Landlord, (ii) any Modifications, or any repair, maintenance or alteration performed by Landlord or which Landlord failed to perform which is required by the Lease, (iii) any failure to provide any services or utilities as required of Landlord under Section 6.1 above or perform any of Landlord's Repair Obligations required under Article 7 below, or (iv) the presence of Hazardous Materials in, on or around the Premises or the Project which were not caused or introduced by Tenant which Hazardous Materials pose a material and significant health risk to occupants of the Premises, and, in each instance (each an "Abatement Event") is not the result of the acts and/or omissions of Tenant and/or other Tenant Parties (as defined herein), then in order to be entitled to receive the benefits of this Section 6.5, Tenant must give Landlord notice (the "Abatement Notice"), specifying such Abatement Event. If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Abatement Notice (the "Eligibility Period") and is not otherwise excused from such performance by this Lease, then Tenant may immediately abate Base Rent and Tenant's Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable or inaccessible and not actually used by Tenant, for the period beginning on the date immediately following such the Eligibility Period to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises.

6.6 Security.

6.6.1 Tenant Maintained Security. Subject to Landlord's obligations pursuant to Section 6.6.2, Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Any such security measures for the benefit of the Premises shall be provided by Tenant, at Tenant's sole cost and expense. Tenant shall have the right to install a security system to control access to the Premises, and its own security system within the Premises, and Landlord shall cooperate with Tenant with respect to Tenant's installation of the same. Furthermore, Tenant shall have the right to hire security personnel ("Tenant's Security Personnel") for the benefit of securing the Premises; provided that (i) Tenant's Security Personnel must not carry a firearm or other weapon, (ii) Tenant's Security Personnel and Landlord's security personnel shall mutually cooperate on security matters to the extent Landlord or Tenant reasonably believes such matters require joint cooperation; provided, however, that Landlord's security protocols shall govern the Common Areas secured by Landlord and both Landlord and Tenant shall cooperate as necessary with law enforcement agencies, and (iii) the security contractor (if any) providing Tenant's Security Personnel to Tenant hereunder shall comply with Landlord's reasonable insurance requirements. Tenant's Security Personnel shall be licensed and bonded and shall at all times maintain any and all required licenses or other governmental permits required in connection the performance of its duties under this Lease and shall at all times conduct themselves in a manner consistent with a first class life sciences project. In addition, Tenant shall have the right to contract directly with Landlord's security contractor as well as utilize its own employees or third parties to perform security services within the Premises. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

6.6.2 Landlord Maintained Security. Landlord shall provide security services for the Project Phase 2 Common Areas and the Parking Facilities twenty-four (24) hours a day, seven (7) days a week, and otherwise in a manner materially consistent with the services provided by landlords of Comparable Life Sciences Projects. Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building, Project Phase 2, or

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Project of any person, except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties.

ARTICLE 7

REPAIRS AND MAINTENANCE

7.1 Tenant's Repair and Maintenance Obligations. Tenant shall, at Tenant's own expense, maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term, and in a first-class manner commensurate with tenants of the Comparable Life Sciences Project, excepting normal wear and tear, and Landlord's obligations under this Lease (including Landlord's Repair Obligations), the following (collectively, "Tenant's Repair Obligations"): (i) the Premises (excluding portions of the Base Building located in the Premises), including all interior, non-structural improvements, fixtures, equipment located in and exclusively serving the Premises, interior window coverings, and furnishings therein (which obligation of Tenant shall include, without limitation, the prompt replacement or repair, as reasonably required, of all damaged, broken, or worn fixtures and appurtenances, (ii) any personal property or equipment (including, without limitation, furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, servers, telephones, and merchandise) installed by Tenant within the Premises (collectively, "Tenant's Property"), (iii) any equipment installed by Tenant at the Project and located outside of the Premises, including, without limitation, any rooftop equipment, supplemental HVAC equipment (if located outside of the Premises), and generators (if located outside of the Premises), if any (collectively, "Tenant's Off-Premises Equipment"), which Tenant's Off-Premises Equipment may only be installed by Tenant with the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) all areas, improvements and systems exclusively serving the Premises, including any communications or computer wires and cables (collectively, the "Cabling") and applicable branch lines of the plumbing, electrical and other Building Systems, and (iv) all systems installed by Tenant to serve the Premises (including, without limitation, all specialized systems such as deionized water systems, water purification, compressed gas distribution, vacuum pumps and air compressors and associated fume hoods and other equipment (collectively, "Specialized Systems")). All Specialized Systems shall be maintained, repaired and replaced by Tenant in a commercially reasonable manner consistent with prevailing industry practices. Tenant shall contract with qualified, experienced professional third-party service companies (collectively, "Service Contracts") which will provide for routine maintenance of all systems maintained by Tenant as Tenant's Repair Obligations, including the Specialized Systems. Tenant shall maintain preventive maintenance records relating to each system maintained by Tenant as Tenant's Repair Obligations, including each Specialized System (collectively, "Preventative Maintenance Records"). Upon Landlord's request, but in any event not more than annually, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the reasonably available Preventative Maintenance Records, provided that Tenant shall not be required to disclose proprietary or confidential information and such materials shall be subject to reasonable confidentiality obligations. The performance of Tenant's Repair Obligations shall comply with the terms of Article 8 below; provided, however, in no event shall Tenant be required to pay any oversight fee to Landlord.

7.2 Landlord's Repair and Maintenance Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term, and in a first-class manner commensurate with the Comparable Life Sciences Project, excepting normal wear and tear, and Tenant's obligations under this Lease (including Tenant's Repair Obligations), the following (collectively, "Landlord's Repair Obligations"): (i) the structural portions of the Building, including without limitation, the foundation, floor/ceiling slabs, the roof (including the roof structure and roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, Building mechanical, electrical and telephone closets, and the exterior portions of the Building (collectively, "Building Structure"), (ii) the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC and other systems that serve the Building generally, as opposed to Tenant or another tenant exclusively, including, without limitation, "Laboratory Systems" (as defined below) constructed by Landlord (collectively, the "Building Systems") and (iii) the Common Areas, which shall include the Parking Facilities and restrooms located on multi-tenant floors of the Building. Landlord shall minimize interference with Tenant's use of, or access to, the Premises or Parking Facilities in making any repairs or replacements to the Project, Building or the Premises. The "Base Building" shall mean the Building Structure and the Building Systems. "Laboratory Systems" means all Building Systems, fixtures and equipment exclusively serving the laboratory uses in the Building that are shared (or capable of being shared) by tenants or other occupants in the Building that are permitted to use and occupy the premises in the Building for laboratory uses. As of the Phase I Commencement Date, the Laboratory Systems include the following: (i) PH Neutralization System (as hereinafter defined), (ii) vacuum equipment and compressed air, (iii) pH neutralization room and laboratory waste water treatment piping system, and (iv) laboratory venting equipment and systems (including central exhaust unit supply and exhaust ductwork). Notwithstanding anything in this Lease to the contrary, if any repairs that are Landlord's Repair Obligations are required due to Tenant's construction of Alterations, then Landlord may make such repairs and replacements, at Tenant's sole cost, including a percentage of the cost thereof (to be uniformly established

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for the Building and/or the Project not to exceed 3% of hard costs) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. In the event that the Premises has an "open ceiling plan", then Landlord shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof); provided that (i) such work is performed in a commercially reasonable manner consistent with Comparable Buildings, (ii) such installations do not unreasonably interfere with or adversely affect Tenant’s use of or access to the Premises, the services or facilities provided thereto, or Tenant’s systems or equipment, and do not adversely affect the operation of Tenant’s laboratory equipment, HVAC systems or other systems serving the Premises, (iii) Landlord shall not diminish the usable or rentable area of the Premises or Tenant’s rights therein, (iv) Landlord shall provide Tenant with at least ten (10) business days prior notice (except in emergencies), and (v) Landlord shall promptly repair all damage caused and restore the Premises, equipment, furniture, and fixtures to a neat and safe condition consistent with other open ceilings in Comparable Buildings (the parties acknowledging that Landlord will not be able to restore the Premises to the condition existing immediately prior to such work). Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of, and operations in, the Premises in connection with Landlord's exercise of its rights pursuant to this Section 7.2. Notwithstanding Tenant's occupancy of the Premises during the performance of any of Landlord's Repair Obligations, provided Landlord has used commercially reasonable efforts to minimize interference with Tenant's use of, or access to, the Premises and Parking Facilities, the performance of Landlord's Repair Obligations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent except as set forth in this Lease including Section 6.5 above. Tenant shall promptly and diligently cooperate with Landlord and any of the third parties performing Landlord's Repair Obligations in the Premises in order to reasonably facilitate the performance of such work in an efficient and timely manner provided the same shall not materially interfere with Tenant's use of, or access to, the Premises and Parking Facilities. Landlord's entry into the Premises to perform any repairs or maintenance hereunder shall be subject to Article 27 below. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.3 Tenant's Right to Make Repairs. Notwithstanding any terms set forth in this Lease to the contrary, if there is an "Emergency Repair Event" (defined below), and Landlord has not promptly responded and commenced Landlord's Repair Obligations relating to the Building Systems, Building Structure, or other repairs Landlord is required to perform pursuant to this Lease, Tenant shall have the right to take the required action without notice to Landlord. Other than with respect to Emergency Repair Events as set forth above, if Tenant provides Notice to Landlord of an event or circumstance which requires pursuant to the Lease the action of Landlord with respect to repair and/or maintenance required in the Building, but only to the extent such event or circumstance materially or adversely affects the conduct of Tenant's business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than ten (10) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional two (2) business days' Notice to Landlord specifying that Tenant is taking such required action. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) day period and thereafter diligently pursued to completion or was undertaken by Tenant due to an Emergency Repair Event, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action. If Tenant undertakes any repairs under this Section 7.3, Tenant shall (i) proceed in accordance with all Applicable Laws; (ii) retain only reputable, experienced contractors and suppliers duly licensed in the city in which the Building is located, and, if Landlord has furnished Tenant a reasonable list of approved contractors, such contractors shall be considered if they are available for work and charge market fees, (iii) provide evidence to Landlord that all contractors and suppliers performing the repairs necessitated by an Emergency Repair Event are insured in accordance with Article 10 of this Lease; (iv) perform such repairs in a good and workmanlike, commercially reasonable manner and shall not knowingly invalidate any existing warranties for the Building to the extent Tenant has received prior written notice of such warranties; (v) use new or like new materials; (vi) take reasonable efforts to minimize interference or impact on other tenants and occupants of the Project; and (vii) comply with applicable requirements set forth in Article 8 of this Lease. Following completion of any work by Tenant pursuant to this Section 7.3, Tenant shall deliver a detailed invoice of work completed, materials used, and related costs. Landlord shall reimburse Tenant for such invoiced amount within thirty (30) days after receipt of Tenant's invoice. If Landlord reasonably disputes such repairs were required or contends that such charges are excessive, Landlord must deliver written notice of such objections, setting forth with particularity its reasons, within five (5) business days after receipt of Tenant's additional two (2) business day Notice described above (prior to commencement of work). If Landlord timely delivers such objection, Tenant may still proceed to make repairs, without waiver of its rights, and may thereafter assert a claim of default against Landlord for reimbursement, but Tenant shall not then be entitled to offset any disputed amount against the Rent next due hereunder. If Tenant prevails in any action related to such default, Landlord shall reimburse Tenant for the disputed amount plus interest at the Interest Rate accruing from the date of expenditure until payment, together with Tenant's attorneys'

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fees and related costs. If Landlord fails to timely pay any undisputed amount due under this Section 7.3, Tenant may offset such amount (plus interest at the Interest Rate) against Rent next due hereunder. For purposes of this Section 7.3, an "Emergency Repair Event" shall mean an event threatening material danger to persons located in the Premises, material damage to the Premises, the Improvements, Alterations, Tenant's Property or Tenant's Off-Premises Equipment, or creating a realistic possibility of material interference with or interruption of Tenant's business operations.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any other portion of the Project, or install any Tenant's Off-Premises Equipment (collectively, the "Alterations") without the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which constitutes a Design Problem (without limitation as to any other reasonable grounds for Landlord to withhold its consent to any particular Alterations). A "Design Problem" is defined as, and will be deemed to exist if such Alterations will (i) adversely affect the exterior appearance of the Building; (ii) affect the Building Structure or adversely affect the Building Systems; (iii) fail to comply with Applicable Laws or applicable building codes ("Code") or would cause any other portion of the Project to fail to comply with Applicable Laws or Code, (iv) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord, (v) materially increase Landlord's Repair Obligations, (vi) materially and unreasonably interfere with any other tenant or occupant of the Project in a manner not customary for comparable alterations in Comparable Buildings, (vii) affect the certificate of occupancy or its legal equivalent for the Project or any portion thereof, (viii) impact any portion of the Project outside of the interior of the Premises (which shall include, without limitation, any Tenant's Off-Premises Equipment). If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within fifteen (15) business days after receipt of Tenant's request for approval of the proposed Alterations. If Landlord fails to respond with its approval or disapproval within fifteen (15) business days after receipt of Tenant's request, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S ALTERATIONS" (the "Reminder Notice"). If Landlord fails to respond within five (5) days after receipt of a Reminder Notice, then Tenant's Alterations for which Tenant requested Landlord's approval shall be deemed approved by Landlord. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations without Landlord's consent, to the extent that such Alterations do not (a) constitute a Design Problem, (b) require a building or construction permit, or (c) cost more than Five Hundred Thousand and No/100 Dollars ($500,000.00) for a particular job of work (the "Cosmetic Alterations"). The construction of the initial Improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8 (provided, however, such initial Improvements shall be deemed to constitute Alterations for purposes of Section 8.5 and Section 15.2 below).

8.2 Manner of Construction. Landlord may impose, as a condition to Tenant's right to perform any Alterations, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, (i) the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) that Tenant enter into a construction contract that includes Landlord's commercially reasonable then-standard construction rider (or such other commercially reasonable construction rider as Landlord may reasonably require), which rider shall include, among other things, Landlord's insurance and indemnity requirements and (iii) any Cabling (including riser cables) installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord's Building standard requirements. If Landlord fails to respond with its approval or disapproval of Tenant's contractors within five (5) days, then Tenant's contractor for which Tenant requested Landlord's approval shall be deemed approved by Landlord. Tenant shall be solely responsible for acquiring any required permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit. If such Alterations will involve the use of or disturb Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations (if Tenant is aware that its work will be disturbing Hazardous Materials) and comply with Landlord's reasonable rules and regulations concerning such Hazardous Materials. Tenant shall construct all Alterations in a good and workmanlike manner, in conformance with any and all Applicable Laws and Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and Code compliance issues. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially obstruct access to the Project or any portion thereof, by any other tenant of

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the Project, and so as not to materially obstruct the business of Landlord or other tenants in the Project (other than typical obstruction reasonably associated with the performance of the Alterations). Tenant shall not use (and upon notice from Landlord shall cease using or shall cooperate with Landlord in good faith and use commercially reasonable efforts to establish protocols to attempt to reestablish and maintain labor harmony) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations, to the extent applicable, compile and deliver to Landlord a "close-out package" in such format reasonably designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed reasonably necessary by Landlord for the particular Alterations) to the extent applicable: (a) as-built drawings and final record CAD drawings, (b) copies of warranties and guarantees from all contractors, subcontractors and material suppliers, (c) copies of all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, (d) an independent air balance report (but only if such Alterations affect the HVAC system), and (e) lien releases customarily obtained in connection with such Alterations, including from the general contractor and, to the extent customary, from subcontractors or suppliers with whom Tenant has a direct contract and with lien rights against the Project.

8.3 Payment for Alterations. Tenant is responsible for all of the costs Tenant incurs in performing any Alterations. In addition, in connection with all Alterations, other than Cosmetic Alterations, Tenant shall pay Landlord an oversight fee, which shall be equal to three percent (3%) of the hard cost of the Alterations for any work managed by Landlord and otherwise one percent (1%) of the hard cost of the Alterations for Tenant-managed/build jobs. Tenant shall also reimburse Landlord for Landlord's reasonable, out-of-pocket, third-party costs and expenses actually incurred in connection with Landlord's review of such Alterations (including, but not limited to, fees paid to consultants retained by Landlord to review plans and specifications for such Alterations).

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant (or Tenant's contractor) carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require provided that such insurance is commercially reasonable and consistent with that required for similar alterations in Comparable Buildings, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5 Ownership and Removal. All Alterations (excluding Tenant's Property and Tenant's Off-Premises Property) shall, upon completion of construction, become part of the Premises and the property of Landlord. Notwithstanding the foregoing, Tenant shall, at Tenant's expense, remove all Removal Items (defined below) upon the expiration or earlier termination of this Lease in accordance with the TCCs of Section 15.2 below. "Removal Items" shall mean: (a) all Mandatory Removal Items (except to the extent otherwise designated by Landlord, in its sole and absolute discretion, by written notice to Tenant at least one hundred eighty (180) days prior to the end of the Lease Term, or following any earlier termination of this Lease), and (b) any other Alterations that constitute Specialty Improvements (defined below) that Landlord, by written notice to Tenant concurrently with Landlord's approval of such Alterations, requires Tenant, at Tenant's expense, to remove. "Mandatory Removal Items" shall mean: (i) any Alterations located outside of the Premises (including, without limitation, Tenant's Off-Premises Equipment), (ii) all Cabling, (iii) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease, (iv) any Alterations or signage incorporating Tenant's name or logo, and (v) any Alterations Tenant installed without Landlord's consent in violation of the TCC's of this Article 8 (or the Work Letter, as applicable). "Specialty Improvements" shall mean: (a) safes and vaults, (b) decorative water features; (c) specialized wallcoverings and ceilings, and flooring, including raised flooring; (d) conveyors and dumbwaiters; (e) any Alterations which (1) perforate a floor slab in the Premises or a wall that encloses/encapsulates the Building Structure, (2) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core), or (3) require changes to the Base Building; and (f) supplemental HVAC equipment within the Premises and non-Building standard fire suppression systems; provided, however, that Specialty Improvements shall not include any improvements or installations typically used in connection with the Permitted Use. Notwithstanding anything to the contrary, in no event shall Tenant be required to remove the Improvements, or any Cosmetic Alterations.

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ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished, or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify, and hold Landlord harmless from and against any Losses (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (and Tenant shall, upon demand, reimburse Landlord for the costs and expenses incurred by Landlord in connection with preparing and recording any such notices of non-responsibility). Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after receipt of written notice from Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days of demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Because Tenant is required to insure Tenant's Insured Property and because of the requirements to provide waivers of subrogation, Tenant hereby assumes all risk of damage to Tenant's Insured Property subject to the provisions of the waiver of subrogation set forth below. Tenant also hereby assumes risk of injury to persons in, upon or about the Premises from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent of damage to Landlord's Insured Property, subject to the waiver of subrogation, and except for injury to persons to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all claims, losses, costs, damages, expenses, causes of action, proceedings and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, "Losses") to the extent incurred in connection with or arising from: (i) any causes in the Premises during the Lease Term; (ii) any activity, work, or thing done, or permitted or suffered by Tenant or any person claiming under Tenant, its Transferees, or the contractors, agents, employees, invitees, or visitors of Tenant or its Transferees or any such person, in, on or about the Project (collectively, "Tenant Parties"); (iii) any breach by Tenant of any term, covenant, or provision of Applicable Laws; or (iv) the placement of any of Tenant's Property or any of Tenant's Off-Premises Equipment. Notwithstanding the foregoing, if Landlord or any Landlord Parties are found to be wholly or partially negligent or to have acted with willful misconduct relating to any of Tenant's foregoing indemnification obligations, Landlord shall be responsible for paying all or a portion of the applicable damage award, including reasonable attorneys' fees, such portion to be determined based on the extent to which the damage was caused by the negligence or willful misconduct of Landlord or any Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its reasonable, out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual reasonable professional fees such as appraisers', accountants' and attorneys' fees. Landlord shall indemnify, defend and hold harmless Tenant and the Tenant Parties from and against any and all Losses arising in the Base Building and Common Areas from the negligence or willful misconduct of Landlord or any Landlord Party. Notwithstanding the foregoing, if Tenant or any Tenant Parties are found to be wholly or partially negligent or to have acted with willful misconduct relating to any of Landlord’s foregoing indemnification obligations, Tenant shall be responsible for paying all or a portion of the applicable damage award, including reasonable attorneys' fees, such portion to be determined based on the extent to which the damage was caused by the negligence or willful misconduct of Tenant or any Tenant Parties. Should Tenant be named as a defendant in any suit brought against Landlord in connection with or arising out of Landlord’s ownership, operation, management, maintenance or repair of the Building or Project, Landlord shall pay to Tenant its reasonable, out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual reasonable professional fees such as appraisers', accountants' and attorneys' fees. Further, Tenant's or Landlord’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any

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insurance carrier of its obligations under policies required to be carried by such party pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to such party’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord's Insurance. Landlord shall maintain insurance against loss or damage with respect to the portions of the Project constituting Landlord's Repair Obligations (collectively, "Landlord's Insured Property") on a Special Form or equivalent type insurance form, with customary exceptions, subject to such commercially reasonable deductibles and commercially reasonable self-insured retentions (consistent with the practices of landlords of Comparable Buildings) as Landlord may reasonably determine, in an amount equal to at least the replacement value of Landlord's Insured Property. Such insurance shall be maintained with an insurance company selected by Landlord which meets the requirements of Section 10.4 below. Payment for losses thereunder shall be made solely to Landlord. Landlord may maintain such additional insurance with respect to the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its reasonable discretion elect. Landlord may also maintain such other insurance as may from time to time be required by a Mortgagee (as defined in Article 18 below). Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties. Tenant shall, at Tenant's expense, comply with Landlord's insurance company reasonable requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies above the premium that would otherwise by payable for the Permitted Use, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Notwithstanding the foregoing provisions of this Section 10.2, the coverage, deductibles, types and amounts of insurance carried by Landlord in connection with the Project shall be materially comparable to the coverage, deductibles, types and amounts of insurance which are carried by landlords of Comparable Life Sciences Projects.

10.3 Tenant's Insurance. By the earlier of (i) the date on which Tenant enters the applicable Phase of the Premises pursuant to Section 7.1 of the Work Letter, or (ii) the applicable Phase Commencement Date for such Phase of the Premises (such earlier date, with respect to each Phase of the Premises, is the "Insurance Commencement Date"), and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term but only so long as Tenant or anyone acting by, through or under Tenant remains in occupancy of the Premises, Tenant shall maintain the following insurance coverages in at least the amounts set forth below; provided, however, Landlord makes no representation that the limits or forms of coverage specified herein are adequate to cover Tenant's property, business operations or obligations under this Lease. The required evidence of coverage must be delivered to Landlord on or before the dates required under Section 10.4 below. Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an "occurrence" basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord's managing agent, ground lessor and/or lender, if any (collectively, "Additional Insureds"), shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form reasonably approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant's coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all Losses assumed under this Lease as an insured contract for the performance of all of Tenant's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following, provided, however, that such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence
Personal Injury and Advertising Liability	$5,000,000 each occurrence

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Tenant Legal Liability/Damage to Rented Premises Liability	$2,000,000.00

10.3.2 Property Insurance covering (i) Tenant's Property and Tenant's Off-Premises Equipment, (ii) the Improvements, and any other improvements which exist in the applicable Phase of the Premises as of the Commencement Date for such Phase of the Premises (excluding Landlord's Insured Property) (the "Original Improvements"), and (iii) all Alterations and Specialized Systems (items (i), (ii) and (iii) are collectively, "Tenant's Insured Property"). Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the Special Form policy, (b) water damage from any cause, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109‑144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110‑160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates). Tenant shall use the proceeds from any such insurance for the replacement of Tenant's Insured Property.

10.3.3 Business Income/Interruption insurance covering a one-year period in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 If applicable, Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A‑VII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California, (ii) in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3, (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) Tenant shall endeavor to provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any Mortgagee, the identity of whom has been provided to Tenant in writing. Tenant shall deliver certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before the applicable Insurance Commencement Date for such Phase of the Premises, and five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) business days thereafter, procure such policies for the account of Tenant and the reasonable, out-of-pocket cost thereof shall be paid to Landlord within thirty (30) days of delivery to Tenant of bills therefor.

10.5 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses and waive all rights of subrogation of their respective insurers. Landlord and Tenant agree that their respective property insurance policies shall include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5 and to obtain such waiver of subrogation rights endorsements, provided Landlord hereby agrees that such waivers of subrogation shall run in favor of both Landlord and such subtenant or licensee. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all Losses arising out of, resulting from, or relating to, such failure.

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10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided (i) Landlord may not require Tenant to expand or increase coverage more than one (1) time in any five (5)-year period (if any) thereafter, (ii) any modification shall take effect at the time of policy renewal, (iii) such insurance is available at commercially reasonable rates, and (iv) the increased amounts and types of insurance shall not exceed the amounts and types of insurance then being required by prudent, institutional landlords of other Comparable Buildings.

10.7 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, certificates of insurance and applicable endorsements on or prior to the commencement of work in or about the Premises by any vendor or other third-party contractor retained or engaged by Tenant (collectively, a "Third Party Contractor"). All such insurance shall (i) name the Additional Insureds as additional insureds under such third party's liability policies, (ii) provide a waiver of subrogation in favor of Landlord under such third party's commercial general liability insurance, (iii) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (iv) comply with Landlord's reasonable minimum insurance requirements (which may vary depending on the type of work or vendor taking place in the Premises).

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage from Casualty. If the Project (or any portion thereof) shall be damaged by a fire or any other casualty (collectively, a "Casualty"), (i) Landlord shall promptly and diligently restore Landlord's Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, and (ii) except as set forth below, Tenant shall promptly and diligently restore Tenant's Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, or any other modifications deemed desirable by Tenant and approved by Landlord pursuant to Article 8, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord shall have the right, upon notice (the "Landlord Repair Notice") to Tenant from Landlord within sixty (60) days following the date the Casualty becomes known to Landlord, to promptly and diligently restore the Original Improvements, Improvements and Alterations, provided such restoration and work shall be competitively bid by Landlord, and, in such event Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3.2 of this Lease for the Original Improvements, Improvements and Alterations; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, Tenant shall have the option to reduce the scope of Landlord's work so the insurance proceeds will be sufficient or the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. All work performed by Tenant pursuant to this Section 11.1 shall be performed in accordance with Article 8 of this Lease. Landlord's obligation to restore Landlord's Insured Property pursuant to this Section 11.1 is subject to actual delays arising from the time needed for Tenant to obtain any license, clearance or other authorization of any kind required for Landlord to enter into and restore the Premises issued by any governmental authority to the extent necessary as a result of the use of Hazardous Materials in, on or about the Premises (collectively referred to herein as "Hazardous Materials Clearances"). Tenant shall use diligent good faith efforts to obtain any and all Hazardous Materials Clearances. Within sixty (60) days after the date of the damage, Landlord shall deliver to Tenant an estimate prepared by a qualified, independent, experienced and reputable architect and/or general contractor of the date of completion of the repairs ("Landlord's Repair Estimate Notice"). Notwithstanding any contrary provision of this Article 11, the parties hereby agree that the closure of the Project, the Building, the Common Areas, or any part thereof solely to protect public health and which has not arisen from a fire or other casualty shall not constitute a Casualty for purposes of this Lease.

11.2 Casualty Rent Abatement. If (i) the Premises (or portions thereof), or portions of the Common Area necessary for the conduct of Tenant's business are damaged by Casualty, and (ii) such Casualty causes all or a material portion of the Premises to be untenantable or unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, (items (i) and (ii) are, collectively, "Casualty Conditions"), Tenant may, upon written notice to Landlord, immediately abate Base Rent and Tenant's Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable or unusable and not actually used by Tenant due to the Casualty, for the period beginning on the date of the Casualty through (a) if Landlord delivered the Landlord Repair Notice, the date Landlord substantially completes restoration of the Original Improvements, Improvements and Alterations, and Tenant substantially completes restoration of Tenant's Insured Property (to the extent not performed by Landlord) or would have completed restoration of Tenant's Insured Property if Tenant had used reasonable diligence, such that the Premises is tenantable for the Permitted Use (or such earlier date following the Casualty that Tenant conducts business from the Premises, to the extent that Tenant conducts business from

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the Premises), or (b) if Landlord did not deliver the Landlord Repair Notice, the earlier of the date that Tenant substantially completes restoration of Tenant's Insured Property such that the Premises are tenantable for the Permitted Use or the date that Tenant would have substantially completed restoration of Tenant's Insured Property if Tenant had used reasonable diligence (or such earlier date following the Casualty that Tenant conducts business from the Premises, to the extent that Tenant conducts business from the Premises). Except as otherwise provided in this Lease including the foregoing Rent abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from a Casualty.

11.3 Casualty Termination Rights.

11.3.1 Landlord Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Landlord's Insured Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage from Casualty, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if Landlord is terminating the leases of similarly situated tenants in the Project, and one or more of the following conditions is present: (i) pursuant to Landlord's Repair Estimate Notice, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the Mortgagee shall require that the insurance proceeds or any portion thereof in excess of Five Million Dollars ($5,000,000.00) be used to retire or terminate the Mortgage; (iii) at least Five Million Dollars ($5,000,000.00) of the damage is not fully covered by Landlord's insurance policies; or (iv) the damage occurs during the last twelve (12) months of the Lease Term.

11.3.2 Tenant Termination Rights. (i) If all of the Casualty Conditions are satisfied and the repairs cannot, pursuant to Landlord's Repair Estimate Notice, be completed within one hundred eighty (180) days after the date of discovery of the damage or (ii) the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, not later than the later of ninety (90) days after the date of such damage or receipt of Landlord's Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if all of the Casualty Conditions are satisfied, neither Landlord nor Tenant has terminated this Lease, and the repairs required to be completed by Landlord are not actually completed within the longer of two hundred ten (210) days of the date of discovery of the damage, and two (2) months after the date that Landlord originally estimated for completion in the Landlord Repair Estimate Notice, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days nor more than ninety (90) days following the end of each such month. In the event this Lease is terminated in accordance with the terms of this Section 11.3.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease (but expressly excluding Tenant's Property Tenant's Off-Premises Equipment, and Specialized Systems).

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any of the TCCs of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies

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by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, in each case for a period in excess of one hundred twenty (120) days, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority, provided the leases of other similarly situated tenants are also terminated. If more than ten percent (10%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred twenty (120) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the TCCs of this Lease (including Tenant's Property and Tenant's Off-Premises Equipment), for Alterations paid for by Tenant without reimbursement, and for moving expenses and loss of goodwill, so long as such claims do not diminish the award available to Landlord or its Mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of any such taking. If any part of the Premises shall be taken and this Lease is not terminated, the Rent under this Lease shall be proportionately reduced based on the portion of the Premises subject to the applicable taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred twenty (120) days or less, then this Lease shall not terminate but the Base Rent and Tenant's Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking but nothing herein shall preclude Tenant from seeking a recovery from the condemning authority to the extent Landlord's award is not reduced as a result thereof. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Building or the Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord, or Rent abatement or any other remedy under this Lease.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except for an assignment of this Lease or a sublease of all or a portion of the Premises (each of the foregoing, together with any modifications or amendments to any existing assignments or subleases being referred to herein as a "Transfer" and any person or entity to whom any Transfer is made or sought to be made is referred to herein as a "Transferee") or except as otherwise provided in this Lease, Tenant shall not mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any other transfer of this Lease or any interest hereunder by operation of law or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees, agents and contractors. Except as otherwise provided in this Lease, Tenant shall not Transfer this Lease or its interest in any portion of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) calculation of the Transfer Premium, as defined in Section

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14.3 below, in connection with such Transfer (and reasonably detailed backup with respect to such calculation of such Transfer Premium), the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's commercially reasonable form of consent to Transfer documents in connection with the documentation of Landlord's consent to such Transfer, subject to such reasonable revisions thereto as may be requested by Tenant or the proposed Transferee, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof. Any Transfer (which requires Landlord's consent pursuant to this Article 14) made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable, out-of-pocket professional fees (including, without limitation, reasonable attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord (not to exceed, in the aggregate, Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business), within thirty (30) days after written request by Landlord.

14.2 Landlord's Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall approve or disapprove of any proposed Transfer within fifteen (15) business days after receipt of request for approval. If Landlord fails to respond within such fifteen (15) business day period, then Tenant may send Landlord a reminder notice (the "Transfer Reminder Notice") setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: "LANDLORD'S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD'S DEEMED APPROVAL OF TENANT'S REQUEST FOR TRANSFER." Any such Transfer Reminder Notice shall include a complete copy of Tenant's Transfer Notice. If Landlord fails to respond within five (5) business days after receipt of a Transfer Reminder Notice, then Tenant's Transfer for which Tenant requested Landlord's approval shall be deemed approved by Landlord. Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is engaged in a business with services, products or ideologies of a sexual nature or is generally considered defamatory, or has a primary business purpose or reputation of: (i) of furthering a political candidacy, (ii) of advancing a political stance on one or more issues, or (iii) that is reasonably likely to incite protest, and which is inconsistent with tenants in the Comparable Buildings;

14.2.2 The Transferee (i) has been required by any prior landlord, lender or governmental authority to take remedial action in connection with such Transferee's Hazardous Materials contaminating a property in violation of Applicable Laws, where the contamination resulted from such party's action or use of the property in question, or (ii) is subject to an enforcement order issued by any governmental authority in connection with such Transferee's use, storage, handling, treatment, generation, release or disposal of Hazardous Materials;

14.2.3 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.4 The Transferee is either a governmental agency or instrumentality thereof;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6 The proposed Transfer would cause a violation of another lease, including, without limitation, any exclusive use provision contained therein, for space in the Project, or would give an occupant of the Project a right to cancel its lease; or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent and Landlord has then-available comparable sized space in the Project to meet the needs of such proposed Transferee, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice and Landlord has then-available comparable sized space in the Project to meet the needs of such proposed Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six (6)-month period, enter into

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such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14; provided, however, that Landlord must approve or reasonably disapprove the Transfer (or take such other action as may be permitted in connection therewith) within five (5) days after Tenant's re-submission. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment, an injunction for the relief sought, and monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to any Transfer, as a condition thereto (which the parties hereby agree is reasonable), Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant (or any subsequent Transferee, e.g., a sub-subtenant) in connection with the Transfer. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of all Rent, including the Base Rent and Tenant's Share of Direct Expenses payable by Tenant under this Lease during the term of the Transfer (which shall be calculated on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable, actual, out-of-pocket expenses incurred by Tenant for the Transfer including (i) any changes, alterations and improvements to the Premises in order to procure the particular Transfer, (ii) any market monetary allowances reasonably provided to the Transferee in connection with the Transfer, (iii) any market brokerage commissions in connection with the particular Transfer, (iv) legal fees in negotiating the particular Transfer, (v) any free rent and other concessions provided to the Transferee, (vi) any advertising or marketing costs directly relating to the Transfer, and (vii) any fees paid to Landlord for Landlord's review of the Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by the Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times upon at least thirty (30) days prior written notice to audit the books, records and papers of Tenant relating to the calculation of any Transfer Premium and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's reasonable, out-of-pocket costs of such audit not to exceed $2,000. In connection with such audit, Landlord and Landlord's agents shall follow Tenant's reasonable rules and procedures regarding inspections of Tenant's records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Notwithstanding anything set forth herein to the contrary, in no event shall Tenant be required to pay a Transfer Premium in connection with a Permitted Transfer

14.4 Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant ("Recapture Notice") within fifteen (15) business days after receipt of any Transfer Notice that provides for a Transfer of all or substantially all of the Premises for all or substantially all of the remaining Lease Term, to recapture the Subject Space (subject to this Section 14.4). In the event Landlord delivers such Recapture Notice to Tenant, Tenant may rescind its Transfer Notice by giving Landlord notice of such rescission within five (5) business days after receipt of Landlord's Recapture Notice, whereupon Tenant's Transfer Notice and Landlord's Recapture Notice shall be null and void. If Tenant does not rescind its Transfer Notice, then such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord and termination of this Lease with respect to less than the entire Premises, the Base Rent and Tenant's Share of Direct Expenses shall be equitably prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to Transfer the Subject Space to the proposed Transferee, subject to the TCCs of this Article 14. Notwithstanding anything herein to the contrary, the terms of this Section 14.4 shall not apply to a Permitted Transfer.

14.5 Effect of Transfer. If Landlord consents to any Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (iii) no Transfer relating to this Lease or

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agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

14.6 Occurrence of Default. Any Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If there shall be and Event of Default by Tenant under this Lease, Landlord is hereby authorized during such Event of Default to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that an Event of Default by Tenant is occurring hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant ("Affiliate") (which for purposes of this Section 14.7, shall mean an entity which is controlled by, controls, or is under common control with, Tenant as of the Effective Date), (ii) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant or which purchases as an operating unit the business located at the Premises, or (iii) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term (any such assignee or sublessee described in items (i) through (iii) of this Section 14.7 hereinafter referred to as a "Permitted Transferee", and any such assignment or sublease, a "Permitted Transfer"), shall not be deemed a Transfer requiring Landlord's consent under this Article 14; provided that (a) Tenant notifies Landlord at least ten (10) days prior to the effective date of any contemplated Permitted Transfer (provided if Tenant is prevented by Applicable Law or confidentiality requirements from disclosing such transaction to Landlord prior to the consummation thereof, Tenant shall provide such notice to Landlord as soon as reasonably practicable) and promptly supplies Landlord with any non-confidential documents or information reasonably requested by Landlord regarding such Permitted Transfer or Permitted Transferee, (b) no Event of Default by Tenant is then occurring under this Lease, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) Intentionally Deleted, (d) in connection with a Permitted Transfer under (ii) or (iii) above, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) sufficient to fulfill its obligations under the assignment or sublease, as applicable, (e) Tenant shall not be relieved from any liability under this Lease, and (f) Tenant and the Permitted Transferee shall execute and deliver to Landlord, prior to the effective date of the Transfer (provided if Tenant is prevented by Applicable Law or confidentiality requirements from disclosing such transaction to Landlord prior to the consummation thereof, Tenant and the Permitted Transferee shall executed and deliver to Landlord as soon as reasonably practicable), Landlord's then-standard commercially reasonable form of acknowledgment representing that the conditions of this Section 14.7 are true and accurate with respect to such Transfer. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.8 Change of Control. For purposes of this Section 14.8, the term "Change of Control" shall mean the following: (i) if Tenant is a partnership, limited liability company, or other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, members, or owners, or transfer of more than fifty percent (50%) of partnership, membership, or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or other entity without immediate reconstitution thereof, and (ii) if Tenant is a corporation, (a) the dissolution, merger, consolidation or other reorganization of Tenant or (b) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (c) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Tenant must notify Landlord in writing within thirty (30) days after the effectiveness of any such Change of Control (and Tenant shall provide Landlord with such non-confidential information with respect to the Change of Control as may be reasonably requested by Landlord). Landlord's consent shall not be required for a Change of Control unless Tenant (following such Change of Control) does not have a tangible net worth sufficient to fulfill its obligations under this

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Lease. In no event shall Tenant be relieved from any liability under this Lease as a result of a Change of Control. Notwithstanding anything to the contrary in this Lease, while Tenant is a publicly traded company, any Change of Control of Tenant effected through the sale or transfer of stocks on a public exchange shall not constitute a Transfer requiring Landlord's consent. Notwithstanding the foregoing or anything to the contrary herein, any Change of Control that is a subterfuge by Tenant to avoid its obligations under this Lease shall constitute an Event of Default hereunder.

ARTICLE 15

SURRENDER OF PREMISES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal Requirements. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage by Casualty or condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following, and repair all damage to the Premises, Building, or Project resulting from such removal, and at Landlord's option, with respect to Removal Items, restore any affected areas to the condition existing immediately prior to installation: (i) all debris and rubbish, (ii) Tenant's Property, and (iii) all Removal Items required to be removed pursuant to the express terms of Section 8.5 of this Lease. With respect to any Alterations that are not Removal Items, Tenant shall deliver to Landlord all necessary user information that is reasonably within Tenant's possession such that the same may be used by a future occupant of the Premises. If Tenant fails to perform the foregoing removal, repair and restoration obligations, then at Landlord's option, either (i) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16 below, until such work shall be completed, and/or (ii) Landlord may do so and may charge the reasonable, out-of-pocket cost thereof to Tenant. Notwithstanding the foregoing, if there are minor issues with the surrender condition (e.g. minor repairs needed), Landlord shall not have the option to claim that Tenant is in hold over, so long as Tenant has surrendered the Premises to Landlord. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from and against any Losses relating to Tenant's installation, placement, removal or financing of any such Alterations, fixtures and/or equipment in, on or about the Premises or the Project, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

15.3 Disposal Rights. Without limiting any other rights or remedies of Landlord, if any of Tenant's Property or Tenant's Off-Premises Equipment are not removed by Tenant upon the expiration of this Lease, or within five (5) business days after any early termination of this Lease, Landlord shall send written notice thereof of such failure and if Tenant fails to remove Tenant's Property or Tenant's Off-Premises Equipment within three (3) business days after such written notice, such Tenant's Property or Tenant's Off-Premises Equipment (as applicable) shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord's sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord's property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant's Property or Tenant's Off-Premises Equipment, then Tenant shall pay the reasonable, out-of-pocket cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The TCCs of this Section 15.3 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.

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ARTICLE 16

HOLDING OVER

Unless otherwise agreed upon by Landlord in writing (in Landlord's sole and absolute discretion), if Tenant holds over after the expiration of the Lease Term, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) for the first sixty (60) days of such holdover, and one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) thereafter. In addition, during such holdover period Tenant shall one hundred percent (100%) of Tenant's Share of Direct Expenses applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis). Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within thirty (30) days of the termination or expiration of this Lease, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, Tenant shall be liable for all damages (including reasonable attorneys' fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over beyond thirty (30) days after the termination or expiration of this Lease. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

17.1 Estoppel Certificates.

17.1.1 Tenant Estoppel Certificates. Within ten (10) business days following Tenant's receipt of a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord), which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective Mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Mortgagee or prospective purchaser. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other commercially reasonable instruments as may be reasonably required for such purposes, provided that (i) such instruments do not materially increase Tenant's obligations or decrease Tenant's rights under this Lease, and (ii) such instruments do not adversely affect Tenant's business operations or use of the Premises. If Tenant fails to timely execute, acknowledge and deliver such estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord), Landlord may provide to Tenant a second written request with respect to such estoppel certificate which written notice must state in bold and all caps "FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE ACCEPTANCE OF AN ESTOPPEL CERTIFICATE". If Tenant fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Landlord) within a five (5) business day period following the receipt of Landlord's second written request therefor, such failure shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.1.2 Landlord Estoppel Certificates. Within ten (10) business days following a request in writing by Tenant (but only if required by any prospective Transferee, or lender or investor of Tenant), Landlord shall execute, acknowledge and deliver to Tenant an estoppel certificate (or provide written comments to any proposed certificate delivered by Tenant), which, as submitted by Tenant, shall

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be substantially in the form of Exhibit E, attached hereto (but with applicable revisions thereto taking into account that Landlord, and not Tenant, will be executing such estoppel certificate) (or such other form as may be reasonably required by Tenant, any prospective Transferee, or lender or investor of Tenant), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Tenant, any Transferee or proposed Transferee, or lender or investor of Tenant. Landlord agrees that any statement delivered pursuant to this Section 17.1 may be relied upon by any actual or proposed Transferee, lender or investor of Tenant.

17.2 Financial Statements. At any time during the Lease Term (but not more than once in any twelve (12) month period unless in connection with the sale or proposed sale, or the financing/refinancing, of the Project or any portion thereof), Landlord may require Tenant to provide Landlord with current, year to date financial statements and financial statements of the two (2) years prior to the current financial statement year. Prior to receiving any financial statements, Landlord shall execute and deliver to Tenant a commercially reasonable confidentiality agreement in a form reasonably acceptable to Tenant. Such financial statements shall be prepared in accordance with generally accepted accounting principles (or in accordance with another method provided that such financial statements accurately reflect the financial condition of Tenant) and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, so long as Tenant is a publicly-traded company with SEC-compliant financial statements available to Landlord on a public website, Tenant shall not be required to provide Landlord with such financial statements.

ARTICLE 18

SUBORDINATION AND MORTGAGEES

This Lease shall be subject and subordinate to the lien of any mortgage, trust deed or other encumbrances (each, a "Mortgage") now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such Mortgage, unless the holders or lessors of such Mortgages (each, a "Mortgagee"), require in writing that this Lease be superior thereto; provided, however, Landlord shall provide Tenant a subordination, non-disturbance and attornment agreement in the standard form provided by such Mortgagee with reasonable modifications thereto requested by Tenant in connection with any future Mortgage, which requires such Mortgagee to accept this Lease, and not to disturb Tenant's possession, so long as an Event of Default has not occurred and is not then continuing (a "SNDA"), executed by Landlord and the appropriate Mortgagee. In the event any proceedings are brought for the foreclosure or termination of any such Mortgage, Tenant agrees to attorn to the Mortgagee upon any such foreclosure or termination, if so requested to do so by such Mortgagee, and to recognize such Mortgagee as the lessor under this Lease, provided such Mortgagee shall agree to accept this Lease and not disturb Tenant's occupancy, so long as no Event of Default is then occurring. Landlord's interest herein may be assigned as security at any time to any Mortgagee. Tenant shall, within fifteen (15) business days of receipt of a written request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Mortgage. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, this Lease may be so modified and Tenant shall execute whatever commercially reasonable documents are reasonably required therefor and to deliver the same (or comments thereto) to Landlord within ten (10) business days following receipt of a written request therefor. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall encumber the title of Landlord. Landlord represents and warrants that as of the Effective Date, there are no Mortgages in force against the Building or Project or any part thereof.

ARTICLE 19

EVENTS OF DEFAULT; REMEDIES

19.1 Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute an "Event of Default" by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for five (5) business days after Tenant's receipt of written notice thereof; or

19.1.2 To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under

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Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within ninety (90) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within ninety (90) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within ninety (90) days; or

19.1.3 Abandonment (as defined by California Civil Code Section 1951.3) of all or materially all of the Premises by Tenant; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease or any provision of the Work Letter where, in each instance, such failure continues for more than five (5) business days after Tenant's receipt of written notice thereof from Landlord; or

19.1.5 Intentionally Deleted;

19.1.6 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Tenant's receipt of written notice thereof from Landlord; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant's performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.6 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.

19.2 Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

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The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b) above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 If this Lease is terminated prior to the expiration of the Base Rent Abatement Period for any reason other than Landlord's breach of this Lease, as a result of a Casualty or condemnation event, or pursuant to the Termination Option, then Landlord shall have the right, in its sole and absolute discretion, to cause the dollar amount of the unapplied portion of the Base Rent Abatement as of the termination to be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term, in which event Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full (without regard to the applicable Base Rent Abatement). The acceptance by Landlord of Rent or the cure of any Event of Default shall not be deemed a waiver by Landlord of its rights under this Section 19.2.3.

19.2.4 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, and 19.2.2 above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of Event of Default, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default under this Lease only if Landlord fails to perform any of its obligations hereunder and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant may pursue all remedies available at law or in equity; provided, however, that any damages recoverable by Tenant shall not include consequential damages caused by such default; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Section 30.10 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions. Except as set forth in Section 7.3, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord's obligations or the right to terminate this Lease or withhold Rent on account of any Landlord default.

19.6 Mutual Waiver of Consequential Damages. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages of any kind, in each case, however occurring (including, without limitation, in connection with or incidental to a failure to furnish any services or utilities, or any failure to perform any repair or maintenance obligations), or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and

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other records of every kind and description kept at the premises and any and all income derived or derivable therefrom. Notwithstanding anything to the contrary set forth in this Lease, neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages of any kind, in each case, however occurring (including, without limitation, in connection with or incidental to Tenant’s use or occupancy of the Premises or any failure to perform any repair or maintenance obligations), or loss of or damage to Landlord’s real or personal property at the Project or Landlord’s business operations, and any income derived or derivable therefrom. The parties acknowledge and agree that any claims made by any succeeding tenant founded upon Tenant's failure to surrender all or any portion of the Premises upon the expiration of the term of the Lease (as that same may be extended), and any lost profits to Landlord resulting therefrom, to the extent expressly provided in Article 16, shall not be deemed interference with Landlord's business, loss of profits, loss of rents or other revenues, consequential damages, loss of business opportunity or loss of goodwill within the limitation set forth in the preceding sentence.

ARTICLE 20

HAZARDOUS MATERIALS

20.1 Tenant's Obligations.

20.1.1 Prohibitions. Prior to the Phase I Commencement Date, Tenant shall fully and accurately completed Landlord's Environmental Questionnaire (the "Environmental Questionnaire"), which is in the form attached as Exhibit G. Tenant agrees that except for those chemicals or materials, and their approximate quantities, specifically listed on the Environmental Questionnaire, which Tenant agrees will be used or stored in compliance with all Environmental Laws, neither Tenant nor any Tenant Parties will produce, use, store or generate any Hazardous Materials on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or Released (as that term is defined below) on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease (subject to the applicable notice and cure period). If the chemicals or materials, or their respective quantities, listed on Tenant's most recent the Environmental Questionnaire materially change, Tenant shall promptly deliver to Landlord an updated Environmental Questionnaire, but in any event Tenant shall deliver to Landlord an updated Environmental Questionnaire within thirty (30) days after Landlord's written request (but no more than once a year). Notwithstanding anything herein to the contrary, Tenant shall be permitted to use, handle and store Hazardous Materials in, on or about the Premises and Project: (i) which are a part of or contained in customary office and janitorial and maintenance supplies and/or equipment, and (ii) which are used in connection with Tenant's Permitted Use; provided such Hazardous Materials are used, handled and stored in compliance with Environmental Laws. Tenant shall not install or permit Tenant Parties to install any underground storage tank on the Premises. For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls ("PCBs"), per- and polyfluoroalkyl substances ("PFAS"), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any Environmental Laws. The term "Hazardous Materials" for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a "hazardous material" under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises. For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into, upon, or through the environment. Landlord acknowledges that Tenant may install and use fume hoods in the Premises and that emissions of Hazardous Materials into the air in compliance with all Environmental Laws shall not be considered a Release.

20.1.2 Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) business days after Tenant has actual knowledge of (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) any claims by any person or entity

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relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claims". Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant's discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any Environmental Laws. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to join and participate as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements in resolution of, or otherwise related to any Hazardous Materials Claims without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, "Environmental Laws" means all applicable present and future laws, statutes, ordinances, rules, regulations, orders, judgments, writs, injunctions, guidance, acts, decrees, permits or common law of any jurisdiction or governmental entity relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other analogous or similar state or local law counterparts, as any of the foregoing may have been or may be from time to time, be amended, supplemented or supplanted, and any Applicable Laws, including without limitation, Environmental Laws that are thereafter adopted, published, or promulgated after the Phase I Commencement Date.

20.1.3 Releases of Hazardous Materials. If any Release by Tenant of any Hazardous Material in, on, under, from or about the Premises shall be discovered or occur at any time during the Lease and/or if any other Hazardous Material condition caused by Tenant exists at the Premises that requires response actions of any kind, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) promptly comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, and (iii) take any and all necessary investigation, corrective and remedial action required by applicable Environmental Laws, utilizing an environmental consultant reasonably approved by Landlord, all in accordance with the provisions and requirements of this Article 20, including, without limitation, Section 20.4. Notwithstanding anything herein to the contrary, Landlord shall remediate any Hazardous Material to the extent that: (a) such Hazardous Material was not brought into the Building or Project by Tenant; and (b) Landlord's failure to remediate such Hazardous Materials would be in violation of Environmental Laws and would (1) prevent the Improvements or any Alterations from being substantially completed or a certificate of occupancy for the Premises from being issued or maintained, (2) create a material risk to the safety or health of Tenant and its employees, or (3) otherwise materially and adversely affect Tenant’s use of or access to the Premises.

20.2 Compliance with Environmental Laws. Without limiting the generality of Tenant's obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant's use of Hazardous Materials at the Premises shall, at its sole cost and expense, comply with all Environmental Laws. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management

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plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant's use of Hazardous Materials. Upon request of Landlord (but no more than once per year), Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant's activities involving Hazardous Materials.

20.3 Indemnification.

20.3.1 Tenant Indemnification. Without limiting in any way Tenant's obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all Losses including, without limitation, sums paid in settlement of claims, which arise during or after the Lease Term, to the extent arising out of or attributable to Release of Hazardous Materials in, on, under, about, or emanating from the Premises by Tenant or any of the Tenant Parties.

20.3.2 Limitations. Notwithstanding anything to the contrary in this Lease, Tenant's indemnity of Landlord as set forth in this Section 20.3.1 above, shall not be applicable to Losses arising out of or based upon (a) the Release of Hazardous Materials by any party other than Tenant or Tenant Parties, or (b) any Hazardous Materials existing in, on, under or about the Phase I Premises as of the Phase I Commencement Date or in, on, under or about the Phase II Premises as of the Phase II Commencement Date, including, without limitation, any discovery, disturbance, or exposure of such Existing Hazardous Materials in connection with Tenant’s construction activities, except to the extent that Tenant’s construction activities materially worsen or increase the scope, concentration, or migration of such existing Hazardous Materials beyond their condition as of the applicable Commencement Date.

20.3.3 Landlord Indemnification. Landlord represents and warrants to Tenant that, as of the Effective Date, Landlord has no actual knowledge of the presence of any Hazardous Materials in violation of Environmental Laws in, on, or under the Project, which are of such a nature that a federal, state, local, municipal or other governmental authority would require removal or other containment, if it had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then exist in the Project, as such Environmental Laws are enforced against and applicable to the Project as of the Effective Date. Without limiting in any way Landlord’s obligations under any other provision of this Lease, Landlord shall be solely responsible for and shall indemnify, defend, protect and hold harmless the Tenant and the Tenant Parties from and against any and all Losses to the extent resulting from (i) a breach of Landlord's representation set forth in this Section 20.3.3; (ii) any use, presence, removal, disposal or Release of any Hazardous Materials (whether prior to any Commencement Date or thereafter) by Landlord or any of the Landlord Parties; or (iii) a breach of its obligations under this Section 20.

20.4 Assurance of Performance.

20.4.1 Environmental Assessments In General. Provided that Landlord gives Tenant no less than five (5) business days prior notice of its entry, complies with Tenant's security measures then in effect and minimizes interference with Tenant's use of and access to the Premises, Landlord may, but shall not be required to, engage from time to time (but no more than once per year) such contractors or consultants as Landlord reasonably determines to be appropriate to perform environmental assessments and Hazardous Materials audits of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant's compliance with the requirements of this Lease with respect to Hazardous Materials.

20.4.2 Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Article 20, then all of the reasonable, out-of-pocket costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after Tenant's receipt of written demand therefor.

20.5 Tenant's Obligations Upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant's sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.4; (ii) cause all Hazardous Materials to be removed from the Premises that are Tenant's express obligation to remove under this Article 20 and disposed of in accordance with all Environmental Laws; and (iii) cause to be removed all containers or structures installed or used by Tenant or any of the Tenant Parties to store, convey, or process any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal; and (iv) deliver to Landlord evidence that it has complied with the terms of items (i), (ii) and (iii) of this Section 20.5, and Landlord shall have the right, upon reasonable prior notice and at reasonable times, to cause Landlord's environmental consultant to inspect the Premises and perform such additional procedures as may be reasonably necessary to confirm that Tenant has removed all Hazardous Materials from the Premises that are Tenant's express obligation to remove under this Article 20. All costs and

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expenses incurred by Landlord in connection with any such inspection initially shall be paid by Landlord; provided that if any such inspection shows that Tenant has failed to remove Hazardous Materials from the Premises that are Tenant's express obligation to remove under this Article 20 then the reasonable, out-of-pocket costs and expenses of such inspection shall be reimbursed by Tenant as Additional Rent within thirty (30) days after Tenant's receipt of written demand therefor.

20.6 Clean-Up.

20.6.1 Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an "Environmental Report") shall indicate (i) the presence of any Hazardous Materials on, under, about, or emanating from Premises, as to which Tenant has a removal or remediation obligation under Environmental Laws and this Article 20, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the "Clean-up") of any Hazardous Materials is required by any state or local governmental authority, Tenant shall prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord's written approval (not to be unreasonably withheld, conditioned or delayed), specifying the actions to be taken by Tenant to perform the Clean-up as required by such governmental authority. Upon Landlord's approval of the Clean-up plan, Tenant shall, at Tenant's sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, promptly implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-up the Hazardous Materials in accordance with all Applicable Laws and as required by such plan. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up required by any governmental authority having jurisdiction over the Premises, and recover all of the reasonable, out-of-pocket costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor. Notwithstanding Landlord's ability to take over the Clean-up, Tenant shall still be named as the responsible party and the generator of waste in connection with such Clean-up.

20.6.2 No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up, except as otherwise provided in this Lease.

20.6.3 Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises ("Closure Letter") unless such governmental authority's standard practices at the relevant time do not provide for such Closure Letter. Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant at the Premises and appropriately decommission all equipment, tanks, or systems related to such permits, all in accordance with Applicable Laws.

20.6.4 Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible for pursuant to this Article 20 not be completed by the expiration or earlier termination of this Lease, or should Tenant not receive the Closure Letter required under Environmental Laws in conjunction with such Clean-up, and such failure to complete the Clean-up or obtain the Closure Letter actually and materially impairs the ability of a successor tenant to occupy and use the Premises, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Article 20; provided, however, that if Tenant is diligently pursuing such Clean-up and the receipt of such Closure Letter, the holdover rent payable by Tenant during such period shall be one hundred ten percent (110%) of the Base Rent applicable during the last rental period of the Lease Term (calculated on a per diem basis).

20.7 Confidentiality. Unless compelled to do so by Applicable Law or court order, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any third party (other than Tenant's consultants, attorneys, property managers, agents, employees, shareholders and potential and actual investors, lenders, business and merger partners, subtenants and assignees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by Applicable Laws or court order, it shall provide Landlord ten (10) days' advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information

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to bona fide prospective purchasers, investors, lenders, assignees or subtenants, subject to any such parties' written agreement to be bound by the terms of this Article 20.

20.8 Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant's activities with respect to Tenant's use of Hazardous Materials at the Premises, or ground water beneath the Project, or the environmental condition or Clean-up thereof, including without limitation, all Environmental Reports. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials unless doing so would result in a breach of any contractual obligation of Tenant to a third party. Landlord may rely on such reports prepared for Tenant solely for purposes of verifying Tenant’s compliance with Article 20, provided that Landlord shall keep such materials confidential and shall not disclose the same to third parties except to Landlord’s consultants, lenders, or prospective purchasers.

20.9 Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under Applicable Laws, including without limitation, Environmental Laws with respect to Tenant's use of Hazardous Materials at the Premises. Tenant shall also complete and file any business response plans or inventories required by any Applicable Laws, including without limitation, Environmental Laws with respect to Tenant's use of Hazardous Materials at the Premises. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

20.10 Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant or Landlord set forth in this Article 20 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of such party's obligations under this Article 20 have been completely performed and satisfied.

ARTICLE 21

SECURITY DEPOSIT

Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If any Tenant Event of Default occurs with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or the removal requirements in Article 15, Landlord may, without notice to Tenant, but shall not be required to, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in Event of Default. Tenant shall, within fourteen (14) days of demand therefor, restore the Security Deposit to its original amount (including, without limitation, during any eviction moratorium, to the extent allowed by Applicable Laws). Tenant's failure to timely restore the Security Deposit to its original amount shall constitute an Event of Default under this Lease with no requirement for any additional notice or cure period. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establish the time frame by which a landlord must refund a security deposit under a lease, or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (a) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21 above, and (b) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Article 21 above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by the occurrence of a Tenant Event of Default under this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Landlord shall not no right to relocate Tenant.

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ARTICLE 23

SIGNS

23.1 Full Floors. If the Premises comprise an entire floor of the Building, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at Landlord's sole cost and expense for the initial identification signage, may install identification signage anywhere in the Premises (including, but not limited to, in the elevator lobby of the Premises), provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor of the Building on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Landlord's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program. Any subsequent changes to Tenant's identifying signage shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed).

23.3 Building Directory. If a building directory is located in the lobby of the Building, Tenant shall have the right, at Landlord's sole cost and expense, to designate one (1) name strip on such directory. Any subsequent changes to Tenant's name strip shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed).

23.4 Tenant's Signage. Tenant shall, to the extent allowed pursuant to Applicable Laws, be entitled to install one (1) monument signage strip located on the existing Building monument sign (the exact location of such signage strip to be designated by Landlord from the available spaces on such monument sign) (the "Tenant Signage"). Tenant Signage shall set forth Tenant's name or logo as determined by Tenant; provided, however, in no event shall the Tenant Signage include an "Objectionable Name or Logo," as that term is defined below. The graphics, materials, color, design, lettering and specifications of the Tenant Signage (collectively, the "Sign Specifications") shall be subject to the prior written reasonable approval of Landlord, not to be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the monument signage of other tenants of the Building. In no event shall Tenant's Signage (nor any signage provided by or to Tenant) contain content which is generally considered pornographic, obscene or defamatory, or consists of any material or activity with a primary context (I) aimed at furthering a political candidacy, (II) advancing a political stance, or (III) that is reasonably likely to incite protest (an "Objectionable Name or Logo"). The parties hereby agree that neither the name "Olema Pharmaceuticals, Inc.", nor any reasonable derivative thereof, shall be deemed an Objectionable Name or Logo. The initial Tenant's Signage shall be provided by Landlord, at Landlord's cost. Any subsequent changes to Tenant's Signage shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent may be withheld in Landlord's reasonable discretion). Should the Tenant Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed at Landlord’s sole cost and expense. Upon the expiration or earlier termination of this Lease (or within twenty (20) business days following Tenant's receipt of written notice from Landlord that Tenant's rights to such Tenant Signage have terminated as contemplated in the last sentence of this Section 23.4), Tenant shall, at Tenant's sole cost and expense, cause the Tenant Signage to be removed and shall cause the area in which such Tenant Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant Signage. If Tenant fails to timely remove such Tenant Signage or to restore the areas in which such Tenant Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all reasonable and actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor together with reasonable documented evidence of such costs. The terms of this Section 23.4 shall survive the expiration or earlier termination of this Lease. The rights contained in this Section 23.4 shall terminate upon Tenant's failure to lease at least 30,000 rentable square feet of space in the Project.

23.5 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises or visible from the exterior of the Premises and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except for Tenant's Signage, Tenant may not install any signs on the exterior or roof of the Project or in any Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

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ARTICLE 24

COMPLIANCE WITH LAW

24.1 Tenant's Compliance Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way violate any law, statute, ordinance or other rule, directive, order, regulation or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). Subject to Landlord's obligations under this Lease, including without limitation Section 24.2, at its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws not arising from a preexisting violation of Applicable Laws) which relate to (i) Tenant's use of the Premises, (ii) Tenant's Repair Obligations, and (iii) Tenant's Insured Property. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant, at its sole cost and expense, shall comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2 Landlord's Compliance Obligations. Landlord shall comply with all Applicable Laws relating to Landlord's Repair Obligations and Landlord's Insured Property, to the extent that Landlord's failure to comply therewith (i) would subject the certificate of occupancy for the Building to suspension or cancellation or would prohibit Tenant from obtaining or maintaining a certificate of occupancy, or any other permit, license, or approval, for the Premises allowing for the Permitted Use, (ii) would unreasonably and materially affect the safety of Tenant's employees or create a health hazard for Tenant's employees, (iii) would materially increase Tenant's obligations under this Lease, or materially decrease Tenant's rights under this Lease; or (iv) is required to be remedied by order of a governmental authority. If any changes are required to areas of the Project that are subject to Landlord's Repair Obligations or Landlord's Insured Property as a result of Tenant's Alterations, or specific use of the Premises for a use other than the Permitted Use or Tenant’s use of the Premises at an occupancy density in excess of the density reasonably derivable from the Approved Working Drawings, then Landlord shall notify Tenant. If Tenant elects to proceed with Tenant’s Alterations or continue with such specific use of the Premises or Tenant’s occupancy density in excess of one (1) person per one hundred fifty (150) rentable square feet of the Premises, Landlord shall make such changes at Tenant's sole cost and expense, provided such costs shall be limited to the reasonable, out-of-pocket costs incurred by Landlord. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent permitted and not prohibited by the terms of Article 4 above.

24.3 Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp reasonably approved by Landlord; and (ii) Tenant's and Landlord's respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above.

24.4 Permits. Tenant shall, at Tenant's sole cost and expense, apply for, seek and obtain prior to the date on which Tenant commences occupancy of all or any portion of the Premises all necessary state and local licenses, permits (including, without limitation, all Environmental Permits) and approvals needed for the operation of Tenant's business in the Premises and/or Tenant's Off-Premises Equipment, including any and all necessary permits and approvals directly or indirectly relating or incident to the conduct of its activities on the Premises, its scientific experimentation, transportation, storage, handling, use and disposal of any Hazardous Materials or laboratory specimens (collectively, the "Required Permits"); provided, however, that Required Permits shall not include any permits, certificates of occupancy, licenses, approvals or entitlements that are the responsibility of Landlord under this Lease or that relate to the Base Building, Improvements, Landlord’s Repair Obligations, Landlord’s Insured Property and/or the development, construction or operation of the Building as a first-class life sciences project. Tenant shall thereafter maintain all Required Permits. Tenant, at Tenant's expense, shall at all times comply with the terms and

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conditions of each Required Permit. Within ten (10) business days of Tenant's receipt of such request by Landlord, Tenant shall furnish Landlord with copies of all Required Permits.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days of when due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at an annual interest rate (the "Interest Rate") equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Laws.

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.6 above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. During the occurrence and continuance of an Event of Default, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect. Prior to commencing any cure or incurring any expense for the account of Tenant pursuant to this Section 26.1, Landlord shall deliver written notice to Tenant of its intent to effect such cure, and shall reasonably cooperate with Tenant if Tenant has already commenced and is diligently pursuing such cure on its own account.

26.2 Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after receipt from Landlord of statements therefor: sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below unless otherwise agreed by Tenant in its reasonable discretion) and upon at least one (1) full business day's prior notice to Tenant (except in the case of an emergency, in which case no prior notice is required, and except in the case of item (iv), where Landlord's entry could reasonably be expected to result in material interference with Tenant's business or item (ii), where Landlord intends to show the Premises to a known competitor of Tenant, in which cases at least five (5) business days' prior notice to Tenant shall be required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective Mortgagees or insurers, or during the last six (6) months of the Lease Term (or at any time during which there is a continuing monetary or material non-monetary Event of Default under this Lease), to prospective tenants; (iii) post notices of non-responsibility; or (iv) perform Landlord's Repair Obligations or Modifications. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any reasonable time without notice to (a) perform regularly recurring services required of Landlord, including janitorial service; (b) take possession due to an ongoing Event of Default (after expiration of any applicable notice and cure period) in the manner provided herein; and (c) perform any covenants of Tenant which Tenant fails to perform after expiration of any applicable notice and cure period. Landlord may make any such entries without the abatement of Rent, except as otherwise

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provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, any such entry (other than under (b) above) shall be performed in a manner so as not to unreasonably interfere with Tenant's use of or access to the Premises and, except for (x) emergencies, or (y) repairs, alterations, improvements or additions required by Applicable Laws, shall be performed after normal business hours if reasonably practical. Provided Landlord complies with the terms of this Article 27, Tenant hereby waives any Losses for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and Secured Areas, including special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any reasonable means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In exercising its rights pursuant to this Article 27, Landlord shall use commercially reasonable efforts to prevent any material interference with Tenant's use of, or access to, the Premises, and promptly finish any work for which it entered and promptly repair any damage caused to the Premises by Landlord or anyone accessing the Premises under this Article. Tenant shall at all times, except in the case of emergencies or where Tenant does not make an escort reasonably available, have the right to escort Landlord or any Landlord Parties while the same are in the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may reasonably designate in writing certain reasonable areas of the Premises as "Secured Areas" to the extent Tenant requires such areas for the protection of confidential information, proprietary materials, regulated materials, sensitive equipment, or to comply with Tenant's reasonable safety, security or regulatory requirements. Landlord shall not enter such Secured Areas except (a) in the event of an emergency, or (b) subject to the terms of this Lease, to perform Landlord's repair, maintenance or compliance with Applicable Laws obligations under this Lease, and then in accordance with Tenant's reasonable security, safety and confidentiality protocols. Access to the Premises by Landlord shall be in accordance with Tenant's reasonable security, safety and confidentiality requirements as Tenant may reasonably adopt from time to time, provided that such requirements do not materially interfere with Landlord's rights or obligations under this Lease or emergency access, and may include a requirement that persons entering the Premises execute Tenant's reasonable confidentiality and nondisclosure agreement.

ARTICLE 28

TENANT PARKING AND TRANSPORTATION

28.1 Parking Passes. Tenant shall be entitled to use throughout the Lease Term, commencing on the Phase I Commencement Date, the amount of unreserved and reserved parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project's parking facilities (the "Parking Facilities") at no additional cost. The number of Tenant's unreserved parking passes allocated to Tenant under this Lease shall be free of charge for the Lease Term (including the Option Term) (except that Tenant shall remain responsible for paying any parking taxes or other charges imposed by governmental authorities in connection with Tenant's use of such parking, as more particularly described below). Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking passes by Tenant or the use of the Parking Facilities by Tenant, if any. The parking passes used by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant (nor may parking passes be shared among Tenant's personnel or with any party other than the particular party to whom each such pass has been issued) without Landlord's prior approval (which shall not be unreasonably withheld, conditioned or delayed), except to a Permitted Transferee or another assignee or subtenant consented to by Landlord in accordance with Article 14 above.

28.2 Use of Parking Facilities. With respect to Tenant's use of the Parking Facilities, Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities, including any sticker or other identification system reasonably established by Landlord, and Tenant will cooperate in seeing that Tenant's employees and visitors comply with such rules and regulations. Landlord may, at any time, institute valet assisted parking, tandem parking stalls, "stack" parking, or other parking program within the Parking Facilities, the cost of which shall be included in Operating Expenses. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.

28.3 Transportation Management. Tenant shall, at no additional cost, fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

28.4 EV Charging Stations. As of the Effective Date, the Parking Facilities contain forty (40) parking spaces serviced by electric vehicle charging stations. Tenant shall have the right to use any electric

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vehicle charging stations at the Parking Facilities installed and maintained by Landlord in unreserved areas of the Parking Facilities on a first-come, first-serve basis.

ARTICLE 29

SUSTAINABILITY AND WELLNESS

29.1 Sustainability and Wellness Requirements. Landlord's ownership and operation of the Project is informed by an awareness of best practices within the commercial real estate industry concerning sustainability and wellness of the Building and its occupants. In connection therewith, Landlord may, in its reasonable discretion, provided the same are at no material cost or material administrative burden to Tenant, (i) implement a green cleaning program, a recycling program (which may include, without limitation, a requirement that Tenant separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors), Building wellness program, energy efficiency program, or other standards for efficient operation and management of the Building or Project (collectively, as the same may be updated by Landlord from time to time, "Sustainability and Wellness Programs"), and (ii) pursue and/or maintain certification(s) for the Building and/or Project (or any portion thereof) under the U.S. Green Building Council's Leadership in Energy and Environmental Design ("LEED"), Fitwel, WELL, and/or ENERGY STAR certification or other applicable certification agency (any of the foregoing, a "Sustainability and Wellness Certification"). The Sustainability and Wellness Programs and Sustainability and Wellness Certifications are, collectively, the "Sustainability and Wellness Initiatives", and any sustainability and wellness practices and requirements with respect to the Building and/or the Project established by Landlord to implement the Sustainability and Wellness Initiatives are, collectively, as the same may be updated by Landlord from time to time, "Sustainability and Wellness Requirements". Nothing contained in this Section 29.1 shall obligate Landlord to incur any costs or expenses that are not otherwise an obligation of Landlord pursuant to the other TCCs of this Lease.

29.2 Tenant's Compliance. Tenant shall use commercially reasonable efforts to comply with (and cause its employees, vendors, and contractors use commercially reasonable efforts to comply with) all Sustainability and Wellness Requirements and the terms of any Sustainability and Wellness Initiatives and otherwise cooperate with Landlord in connection with Landlord's efforts in connection therewith, which compliance and cooperation may include, without limitation, (i) Tenant's compliance with certain standards pertaining to the purchase of materials used in connection with the performance of Tenant's Repair Obligations and/or any Alterations or Improvements undertaken by the Tenant in the Project, and (ii) Tenant sharing with Landlord documentation pertaining to any of Tenant's Repair Obligations, Alterations or Improvements undertaken by Tenant in the Project, Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project, and otherwise providing Landlord with any documentation reasonably requested by Landlord in order to obtain or maintain any Sustainability and Wellness Certification(s); provided, however, that the Sustainability and Wellness Initiatives and the Sustainability and Wellness Requirements do not materially disrupt or otherwise interfere with Tenant's operations in the Premises, and Tenant shall not be required to incur any material out-of-pocket cost in connection therewith, except for costs and expenses of Tenant's compliance with the Sustainability and Wellness Initiatives and the Sustainability and Wellness Requirements to the extent such costs are commercially reasonable and customary for comparable laboratory facilities. Tenant shall not perform any alterations which negatively impact the Project's LEED rating. A description of Landlord's then-existing Sustainability and Wellness Initiatives for the Project, and the terms of any Sustainability and Wellness Requirements will be provided to Tenant upon written request, and any inquiries from Tenant concerning Sustainability and Wellness Requirements or Landlord's sustainability efforts in general may be directed to sustainability@kilroyrealty.com.

29.3 Utility Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to Applicable Laws or in connection with Sustainability and Wellness Initiatives, and Tenant hereby (i) consents to all such disclosures, and (ii) acknowledges that Landlord shall not be required to notify Tenant of any disclosures. In the event that Tenant is permitted to contract directly for the provision of electricity, gas, water or other utility services to the Premises with the third-party provider as described in Article 6, then (x) Tenant shall provide Landlord a copy of every invoice for such services within twenty (20) business days following Tenant's receipt of Landlord's written request, and (y) upon request of Landlord, Tenant shall provide Landlord with written authorization to any such utility company to release utility consumption information to Landlord (and such other information or authorization(s) as may be necessary for any such utility company to provide such information to Landlord). In addition, Tenant shall otherwise cooperate with Landlord (at no material cost to Tenant) as reasonably necessary for Landlord to obtain information and data on the energy and other utility services being consumed at the Premises, and Tenant agrees to take such further actions as are necessary in connection with the same (or to otherwise further the purposes of this paragraph). Any utility information provided by Tenant to Landlord hereunder shall be considered confidential information and subject to the terms of Section 30.23 below. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.

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ARTICLE 30

MISCELLANEOUS PROVISIONS

30.1 Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

30.2 Binding Effect. Subject to all other provisions of this Lease, each of the TCCs of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

30.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

30.4 Transfer of Landlord's Interest. Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and in the event of any such transfer, provided that such transferee assumes all of Landlord's obligations under this Lease in writing, (i) Landlord shall automatically be released from all liability under this Lease arising from and after the date of transfer, (ii) Tenant shall look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, (iii) such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a Mortgagee as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

30.5 Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

30.6 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

30.7 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.8 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

30.9 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item included in Direct Expenses or the amount of Direct Expenses in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

30.10 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, including all proceeds thereof (including, without limitation, any and all sales, insurance, condemnation, and rental proceeds thereof). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 30.10 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is

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a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties nor Tenant nor Tenant nor any Tenant Parties shall be liable under any circumstances for consequential damages, injury or damage to, or interference with, the other's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, other than Tenant's liability to Landlord for holding over pursuant to Article 16 of this Lease.

30.11 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the TCCs of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

30.12 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

30.13 Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the remaining TCCs of this Section 30.13), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a "Force Majeure"), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Force Majeure: (a) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease, or excuse Landlord's obligations to pay any sums or other amounts due pursuant to this Lease, or (b) entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, or (c) excuse Tenant's obligations under Section 10.3 of this Lease, or (d) excuse Tenant from paying for utilities whether to Landlord or a utility provider, or (e) permit Tenant to interfere with other tenants and occupants at the Project or create or cause a nuisance or disturbance at the Project.

30.14 Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (i) delivered by a nationally recognized overnight courier, (ii) delivered by registered or certified mail, return receipt requested, or (iii) delivered personally. Any such Notice shall be delivered (a) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (b) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of any Mortgagee, Tenant shall give to such Mortgagee written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such Mortgagee shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant. The party delivering any Notice shall use commercially reasonable efforts to provide a copy of each such Notice to the receiving party via electronic mail.

30.15 Joint and Several. If the "Tenant" under this Lease is comprised of more than one legal entity and/or persons, then the obligations imposed upon Tenant under this Lease shall be joint and several.

30.16 Authority. Each party hereby represents and warrants to the other party that it is a duly formed and existing entity qualified to do business in California and will remain so during the Lease Term, and has full right and authority to execute and deliver this Lease, and that each person signing on behalf of

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such party is authorized to do so. Tenant shall, within ten (10) days after receipt of Landlord's request, deliver to Landlord satisfactory written evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in the state in which the Project is located.

30.17 Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

30.18 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

30.19 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

30.20 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to separate written agreements with the Brokers. Each party shall indemnify and defend the other party against and hold the other party harmless from and against any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

30.21 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly set forth in this Lease.

30.22 Project or Building Name and Signage. Landlord shall have the right at any time to change the address or name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building (other than the Premises) as Landlord may, in Landlord's sole discretion, desire; provided such signage does not adversely affect or interfere with Tenant’s signage or rights under this Lease. Tenant shall not use the name of the Project or Building, or the name or logo of Landlord (or any of its affiliates), or use pictures or depictions of the Project or Building, in advertising or other publicity (including, without limitation, any websites or social media accounts) or for any purpose, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may use the name of the Building and Project as an element of Tenant's address with respect to the business to be conducted by Tenant in the Premises.

30.23 Confidentiality; Press Releases. The content of this Lease and any related amendments, agreements and documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) such party's respective financial, legal, space planning and construction consultants, and such party's parent, subsidiary or other affiliated companies, their partners, lenders, banks, auditors, underwriters, and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws or any court order. In addition, notwithstanding the

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foregoing or anything to the contrary herein, Landlord and Tenant shall be entitled to (a) disclose information relating to this Lease to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities, or in connection with other S.E.C., IRS or other regulatory filings customarily made by publicly traded REIT entities; (b) disclose information relating to this Lease on earnings calls and/or at investor meetings, and (c) issue press releases in the ordinary course of business announcing that such party has entered into the Lease, including customary disclosures; provided that prior to issuing any such press release, the issuing party shall provide the other party with an advance courtesy copy of any press release prior to publication of the same, and will make reasonable, factual modifications requested by such other party (such modifications to be requested in a timely manner, taking into consideration the anticipated date of the press release); provided further that, to the extent Landlord elects to issue a press release prior to Tenant making such election, Landlord hereby agrees that, upon Tenant's request, Landlord shall permit Tenant to issue a press release concurrently with Landlord's initial press release.

30.24 Modifications. During the Lease Term, Landlord may renovate, improve, alter, or modify (including temporary closures of the same) (collectively, the "Modifications") the Project, the Building and/or the Premises, including without limitation the Parking Facilities, Common Areas, and/or Base Building, which Modifications may include, without limitation, (i) installing sprinklers in the interior Common Areas and leased spaces, (ii) modifying the Common Areas and leased spaces to comply with Applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (iii) installing new floor covering, lighting, and wall coverings in the interior Common Areas, and (iv) re-striping or reconfiguring the Parking Facilities. In connection with any Modifications, Landlord may, among other things, erect scaffolding or other necessary structures at the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Notwithstanding anything herein to the contrary, Landlord shall use commercially reasonable efforts in the performance of any Modifications to (i) minimize interference with Tenant's use of the Premises and Project Parking Facilities, access thereto, and services and facilities furnished or available thereto, (ii) not reduce Tenant's usable space of the Premises or number of parking spaces reasonably available in the Project Parking Facilities; and (iii) Landlord shall repair all damage caused by the Modifications and restore any affected areas of the Premises to the condition existing immediately prior to such work. Provided Landlord complies with the terms of this Section 29.24, except as otherwise set forth herein, such Modifications and Landlord's actions in connection with such Modifications shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Except as otherwise provided herein or arising from the gross negligence, willful misconduct, breach of this Lease, or violation of Applicable Law by Landlord, its agents, employees, or contractors, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Modifications, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises resulting from the Modifications or for any inconvenience or annoyance occasioned by such Modifications. Landlord shall perform such Modifications in compliance with all of the terms of this Lease, and shall use commercially reasonable efforts to have all such work performed on a continuous basis, and once started, to be completed reasonably expeditiously, with such work being organized and conducted in a manner which will minimize any interference to Tenant's business operations in the Premises.

30.25 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any Losses arising from Tenant's breach of this warranty and representation.

30.26 Covenant of Quiet Enjoyment. Landlord covenants that Tenant, so long as Tenant is not in default of this Lease beyond applicable notice and cure periods, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

30.27 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators, assigns, agents and employees, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, age, religion, marital status, veteran's status, disability, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

30.28 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Tenant represents and warrants to Landlord that neither Tenant nor, to Tenant's knowledge, any of its

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affiliates, is a person or entity with whom U.S. persons or entities are restricted from doing business under (i) the Patriot Act (as defined below), (ii) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") (including any "blocked" person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC's Specially Designated Blocked Persons List) or (iii) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, "Prohibited Persons"). Tenant further represents and warrants to Landlord that Tenant and, to Tenant's knowledge, its employees and all persons acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant agrees that Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, "Patriot Act" shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

30.29 REIT Provisions. Landlord and/or one or more of its affiliates (each, a "REIT Affiliate") qualifies as a real estate investment trust (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended ("IRS Code"). As a result, avoiding (i) the loss of REIT status, (ii) the receipt of any income that does not constitute "rents from real property" within the meaning of Section 856(d) of the IRS Code, (iii) the ownership of nonqualifying assets for purposes of the asset tests set forth in Section 856(c)(4)(iv) of the IRS Code, and (iv) the imposition of income, penalty, or similar taxes (each an "Adverse REIT Event") is of material importance to Landlord and such REIT Affiliates. If this Lease or any document contemplated hereby could result in or cause an Adverse REIT Event, as determined by Landlord in its sole discretion, Tenant agrees it shall reasonably cooperate with Landlord in negotiating an amendment to or modification of this Lease or such document, and shall, at the request of Landlord, execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 30.30 shall be made at Landlord's expense and shall be structured so that Tenant does not incur any incremental non-de minimis payment obligation under the Lease as a result of such amendment or modification. Tenant expressly covenants and agrees not to enter into any license, concession, sublease or assignment with respect to the Premises (a) that provides for rent or other payments based in whole, or in part, on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales, (b) with any person in which, to the best knowledge of Tenant, Landlord or a REIT Affiliate owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the IRS Code), (c) pursuant to which Tenant furnishes or renders any services to the licensee, concessionaire, subtenant or assignee, or (d) that could otherwise cause any portion of the amounts received by Landlord pursuant to this Lease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the IRS Code or constitute nonqualifying income for purposes of Section 856(c)(2) of the IRS Code. Any such purported license, concession, sublease or assignment shall be void ab initio and not convey any right to, or interest in, the possession, use, occupancy, or utilization of any portion of the Premises.

30.30 Counterparts; Electronic Signatures. This Lease may be executed in counterparts with the same effect as of both parties hereto had executed the same document. Landlord and Tenant agree that (i) this Lease may be signed electronically, (ii) any electronic signatures on this Lease shall have the same validity, enforceability, and admissibility as handwritten signatures, and (iii) the electronic record of this signed Lease shall be legally binding to the same extent as a paper copy bearing handwritten signatures.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date set forth in Section 1 of the Summary.

"LANDLORD":

KR OYSTER POINT II, LLC,

a Delaware limited liability company

By: Kilroy Realty, L.P.,

a Delaware limited partnership
its Sole Member

By: Kilroy Realty Corporation,
 a Maryland corporation,

 its General Partner

 By: /s/ Michael Schmidt

 Name: Michael Schmidt

 Its: SVP, Leasing - Northern California Region

 By: /s/ Tara Korlipara

 Name: Tara Korlipara

 Its: Vice President, Life Science Leasing Bay Area

"TENANT":

OLEMA PHARMACEUTICALS, INC.,

a Delaware corporation

By: /s/ Shawnte Mitchell
Name: Shawnte Mitchell
Its: Chief Legal Officer

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EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A-2

OUTLINE OF PROJECT AND PROJECT PHASES

EXHIBIT A-3

BAY TRAIL OWNERSHIP MAP

EXHIBIT B

WORK LETTER

EXHIBIT C

NOTICE OF LEASE TERM DATES

EXHIBIT D

RULES AND REGULATIONS

EXHIBIT E

FORM OF TENANT'S ESTOPPEL CERTIFICATE

EXHIBIT F

EXTENSION OPTION

EXHIBIT G

ENVIRONMENTAL QUESTIONNAIRE

EXHIBIT H

EXISTING UNDERLYING DOCUMENTS

EXHIBIT I

RIGHT OF FIRST OFFER